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Filed Pursuant to Rule 424(b)(3)
Registration Number 333-118373

Prospectus

Pemex Project Funding Master Trust
Exchange Offers

        for the following classes of securities:
U.S. $36,296,000 8.50% Notes due 2008
U.S. $18,095,000 7.375% Notes due 2014
U.S. $47,085,000 8.625% Bonds due 2022
unconditionally guaranteed by

Petróleos Mexicanos
Terms of the Exchange Offers

• • • • • • •	We are offering to exchange the securities that we sold
in private offerings for an equal principal amount of
new registered securities.

The exchange offers expire at 5:00 p.m., New York City
time, on September 29, 2004, unless we extend them.

You may withdraw a tender of old securities at any time
prior to the expiration of the exchange offers.

All old securities that are validly tendered and not
validly withdrawn will be exchanged.

We believe that the exchange of securities will not be a
taxable exchange for either U.S. or Mexican federal
income tax purposes.

Holders participating in the exchange offers will be
required to pay an exchange fee of U.S. $5.00 for each
U.S. $1,000 principal amount of old securities they
tender in the exchange, which we will use to pay our
expenses in conducting the exchange. We will not
receive any other proceeds from the exchange offers.

The terms of the new securities to be issued are identical
to the old securities, except for the transfer restrictions
relating to the old securities.	• • •	The 8.50% new notes, 7.375% new notes and 8.625%
new bonds issued in the exchange offers will be
consolidated to form a single series with, and will be
fully fungible with, the U.S. $963,704,000 principal
amount of 8.50% Notes due 2008, the U.S.
$1,731,905,000 principal amount of 7.375% Notes due
2014 and the U.S. $952,915,000 principal amount of
8.625% Bonds due 2022, respectively, that we issued in
exchange offers that commenced in August 2001,
February 2003 and August 2003.

The payment of principal and interest on the new
securities will be unconditionally guaranteed by
Petróleos Mexicanos, a decentralized public entity of
the Federal Government of the United Mexican States,
which we refer to as the guarantor.

Three of the four subsidiary entities of Petróleos
Mexicanos will guarantee its obligations as guarantor of
the new securities. These subsidiary entities are
Pemex-Exploration and Production, Pemex-Refining
and Pemex-Gas and Basic Petrochemicals; we refer to
them as the subsidiary guarantors.

        We are not making an offer to exchange securities in any jurisdiction where the offer is not permitted.

        Investing in the securities issued in the exchange offers involves certain risks. See "Risk Factors" beginning on page 13.

        Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved the securities to be distributed in the exchange offers, nor have they determined that this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

August 31, 2004

        Terms such as "we," "us" and "our" generally refer to Petróleos Mexicanos and its consolidated subsidiaries, unless the context otherwise requires.

        We have applied, through our listing agent, to list the new securities on the Luxembourg Stock Exchange.

        Petróleos Mexicanos, as guarantor, has registered the new securities with the Sección Especial del Registro Nacional de Valores (the Special Section of the National Registry of Securities) maintained by the Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission) of the United Mexican States ("Mexico"). Registration of the new securities with the Special Section of the Registry does not imply any certification as to the investment quality of the new securities, the solvency of the issuer, the guarantor or the subsidiary guarantors or the accuracy or completeness of the information contained in this prospectus. The new securities may not be publicly offered or sold in Mexico.

AVAILABLE INFORMATION

        Separate financial statements of the Pemex Project Funding Master Trust have not been included in this prospectus. Petróleos Mexicanos does not believe that these financial statements would be material to you because (1) Petróleos Mexicanos, an SEC reporting company, is the sole beneficiary of the issuer, (2) the issuer has no independent operations, and (3) Petróleos Mexicanos has fully and unconditionally guaranteed the issuer's obligations under the securities.

        In its future filings under the Securities Exchange Act of 1934, as amended, a footnote to Petróleos Mexicanos' annual financial statements will state that the issuer is consolidated with Petróleos Mexicanos, and that the guarantee, when taken together with the indenture, the trust agreement of the issuer and Petróleos Mexicanos' obligations to pay all fees and expenses of the issuer, constitutes a full and unconditional guarantee by Petróleos Mexicanos of the issuer's obligations under the securities.

        We have filed a registration statement with the SEC on Form F-4 covering the new securities. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        Petróleos Mexicanos is required to file periodic reports and other information (File No. 0-99) with the SEC under the Securities Exchange Act of 1934, as amended. We will also furnish other reports as we may determine appropriate or as the law requires. You may read and copy the registration statement, including the attached exhibits, and any reports or other information we file, at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, any filings we make electronically with the SEC will be available to the public over the Internet at the SEC's website at http:[ib]/[ib]/www.sec.gov.

        You may also obtain copies of these documents at the offices of the Luxembourg listing agent, Kredietbank S.A. Luxembourgeoise.

        The SEC allows Petróleos Mexicanos to "incorporate by reference" information it files with the SEC, which means that Petróleos Mexicanos can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supercede this information. We incorporate by reference the documents filed by Petróleos Mexicanos listed below:

  •
  Petróleos Mexicanos' annual report on Form 20-F for the year ended December 31, 2003, which we refer to as the "Form 20-F,"

  •
  Petróleos Mexicanos' report relating to our unaudited condensed consolidated results for the six months ended June 30, 2004, furnished to the SEC on Form 6-K on August 17, 2004, and

  •
  all of Petróleos Mexicanos' annual reports on Form 20-F, and all reports on Form 6-K that are designated in such reports as being incorporated into this prospectus, filed with the SEC pursuant to Section 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the exchange offers.

        You may request a copy of any document that is incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning Petróleos Mexicanos at: Gerencia de Financiamientos (Dirección Jurídica), Avenida Marina Nacional No. 329, Colonia Huasteca, México D.F. 11311, telephone (52-55) 1944-2500, or by contacting our Managing Trustee or our Luxembourg listing agent at the address indicated on the inside back cover of this prospectus. To obtain timely delivery, investors must request this information no later than five business days before the date they must make their investment decision.

ELECTRONIC DELIVERY OF DOCUMENTS

        We are delivering copies of this prospectus and the letter of transmittal in electronic form through the facilities of The Depository Trust Company. You may obtain paper copies of the prospectus and the letter of transmittal by contacting the exchange agent or the Luxembourg listing agent at their respective addresses specified on the inside back cover of this prospectus. By submitting a letter of transmittal and participating in the exchange offers, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.

CURRENCY OF PRESENTATION

        References in this prospectus to "U.S. dollars", "U.S. $", "dollars" or "$" are to the lawful currency of the United States of America. References in this prospectus to "pesos" or "Ps." are to the lawful currency of Mexico. We use the term "billion" in this prospectus to mean one thousand million.

        This prospectus contains translations of certain peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations that the peso amounts actually represent the actual U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless we indicate otherwise, the U.S. dollar amounts have been translated from pesos at an exchange rate of Ps. 11.236 to U.S. $1.00, which is the exchange rate that the Ministry of Finance and Public Credit instructed us to use on December 31, 2003.

        On August 13, 2004, the noon buying rate for cable transfers in New York reported by the Federal Reserve Bank of New York was Ps. 11.4010 = U.S. $1.00.

PRESENTATION OF FINANCIAL INFORMATION

        The audited consolidated financial statements of PEMEX as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 are included in Item 18 of the Form 20-F incorporated by reference in this prospectus and the registration statement covering the new securities. We refer to these financial statements as the 2003 financial statements. These consolidated financial statements were prepared in accordance with accounting principles generally accepted in Mexico, or "Mexican GAAP", including the recognition of inflation in accordance with Mexican GAAP

Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information" (which we refer to as "Bulletin B-10"), and are presented in constant pesos with purchasing power at December 31, 2003. See Note 2 b) to the 2003 financial statements for a discussion of Bulletin B-10 and Notes 2 h), 2 l), 2 m), 2 n) and 2 o) to the 2003 financial statements for a discussion of the inflation accounting rules applied. As a result of the adoption of Bulletin B-10, we have restated our consolidated financial statements for the years ended December 31, 2001 and 2002 on the same basis as the results for the year ended December 31, 2003 with respect to the recognition of the effects of inflation. The 2003 financial statements were reconciled to United States generally accepted accounting principles, or "U.S. GAAP". Mexican GAAP differs in certain significant respects from U.S. GAAP; the differences that are material to the 2003 financial statements are described in Note 19 to the 2003 financial statements.

        We also include interim summary consolidated financial data for the six months ended June 30, 2003 and 2004 of PEMEX, which is not audited and was prepared in accordance with Mexican GAAP. The unaudited interim consolidated data and all interim financial information presented in this prospectus are stated in constant pesos with purchasing power at June 30, 2004. As a result of Mexican inflation during the first six months of 2004, the purchasing power of one peso at December 31, 2003 is equivalent to the purchasing power of Ps. 1.016 at June 30, 2004. Accordingly, the 2003 financial statements are not directly comparable to the unaudited interim consolidated data, because they are stated in constant pesos as of different dates.

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the securities we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

The Issuer

        The issuer, Pemex Project Funding Master Trust, is a Delaware statutory trust established by Petróleos Mexicanos pursuant to the terms of a trust agreement dated as of November 10, 1998 among The Bank of New York, as Managing Trustee, The Bank of New York (Delaware), as Delaware Trustee and Petróleos Mexicanos, as sole beneficiary. The issuer is a financing vehicle for the long-term productive infrastructure projects of Petróleos Mexicanos, which we refer to as PIDIREGAS. The Delaware office of the issuer is The Bank of New York (Delaware), White Clay Center, Newark, DE 19711; the office of the Managing Trustee of the issuer is The Bank of New York, Corporate Trust Global Structured Finance Unit, 101 Barclay Street, Floor 21 West, New York, NY 10286.

PEMEX

        Petróleos Mexicanos is a decentralized public entity of the federal government of the United Mexican States ("Mexico"). The Mexican Congress established Petróleos Mexicanos on June 7, 1938 in conjunction with the nationalization of the foreign oil companies then operating in Mexico. Its operations are carried out through four principal subsidiary entities, which are Pemex-Exploración y Producción (Pemex-Exploration and Production), Pemex-Refinación (Pemex-Refining), Pemex-Gas y Petroquímica Básica (Pemex-Gas and Basic Petrochemicals) and Pemex-Petroquímica (Pemex-Petrochemicals). Petróleos Mexicanos and each of the subsidiary entities are decentralized public entities of Mexico and legal entities empowered to own property and carry on business in their own names. In addition, a number of subsidiary companies, including Pemex Project Funding Master Trust, are incorporated into the consolidated financial statements. We refer to Petróleos Mexicanos, the subsidiary entities and the consolidated subsidiary companies as PEMEX, and together they comprise Mexico's state oil and gas company.

The Exchange Offers

        On February 12, 2001 we issued U.S. $1,000,000,000 of 8.50% Notes due 2008, U.S. $963,704,000 of which were exchanged for new registered notes in September 2001 pursuant to an exchange offer we commenced in August 2001. We refer to the U.S. $36,296,000 of 8.50% notes that were issued in February 2001 and not exchanged in our previous exchange offer as the "8.50% old notes."

        On December 12, 2002 we issued U.S. $1,000,000,000 of 7.375% Notes due 2014, U.S. $992,735,000 of which were exchanged for new registered notes in March 2003 pursuant to an exchange offer we commenced in February 2003. On June 4, 2003 we issued an additional U.S. $750,000,000 of 7.375% Notes due 2014. In September 2003, pursuant to an exchange offer we commenced in August 2003, U.S. $739,170,000 of $757,265,000 of 7.375% Notes due 2014 ($7,265,000 of which were issued in December 2002 and not exchanged in our March 2003 exchange offer together with the $750,000,000 issued in June 2003) were exchanged for new registered notes. We refer to the U.S. $18,095,000 of 7.375% notes that were issued in December 2002 and June 2003 and not exchanged in our previous exchange offers as the "7.375% old notes."

        On February 1, 2002 we issued U.S. $500,000,000 of 8.625% Bonds due 2022, U.S. $489,846,000 of which were exchanged for new registered bonds in March 2003 pursuant to an exchange offer we commenced in February 2003. On March 21, 2003 we issued an additional U.S. $500,000,000 of 8.625% Bonds due 2022. In September 2003, pursuant to an exchange offer we commenced in August 2003, U.S. $463,069,000 of $510,154,000 of 8.625% Bonds due 2022 ($10,154,000 of which were issued in

February 2002 and not exchanged in our March 2003 exchange offer together with the $500,000,000 issued in March 2003) were exchanged for new registered bonds. We refer to the U.S. $47,085,000 of 8.625% bonds that were issued in February 2002 and March 2003 and not exchanged in our previous exchange offers as the "8.625% old bonds."

        We are offering new, registered securities in exchange for the 8.50% old notes, the 7.375% old notes and the 8.625% old bonds, which were unregistered securities and which we issued and sold to certain initial purchasers. These initial purchasers sold the old securities in offshore transactions and to qualified institutional buyers in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended. In this prospectus, we refer to the unregistered securities that we have already issued as the old securities, and the securities that we are now offering as the new securities.

        The 8.50% new notes, the 7.375% new notes and the 8.625% new bonds that we issue in this exchange offer will be consolidated to form[nb]a single series with, and will be fully fungible with, the corresponding series of registered securities that we issued in the previous exchange offers that commenced in August 2001, February 2003 and August 2003.

        The old securities and the new securities are guaranteed by Petróleos Mexicanos. Three of the subsidiary entities of Petróleos Mexicanos guarantee its obligations as guarantor of the securities. These subsidiary entities are Pemex-Exploration and Production, Pemex-Refining and Pemex-Gas and Basic Petrochemicals.

The Exchange Offers

        Under the terms of the exchange offers, holders of each series of old securities are entitled to exchange old securities for an equal principal amount of new securities with substantially identical terms. Holders participating in the exchange offers will be required to pay an exchange fee of U.S. $5.00 for each U.S. $1,000 principal amount of old securities they tender in the exchange, which we will use to pay our expenses in conducting the exchange.

        You should read the discussion under the heading "Description of the New Securities" for further information about the new securities and the discussion under the heading "The Exchange Offers" for more information about the exchange process. The 8.50% old notes may be tendered only in a principal amount of U.S. $1,000 and integral multiples thereof. The 7.375% old notes and the 8.625% old bonds may be tendered only in a principal amount of U.S. $10,000 and integral multiples of U.S. $1,000 in excess thereof.

        The series of new securities that we will issue in exchange for old securities will correspond to the series of old securities tendered as follows:

New Securities Series	Corresponding Old Securities Series
8.50% new notes due 2008	8.50% old notes due 2008
7.375% new notes due 2014	7.375% old notes due 2014
8.625% new bonds due 2022	8.625% old bonds due 2022

        As of the date of this prospectus, the following amounts of each series of old securities are outstanding:

  •
  $36,296,000 aggregate principal amount of 8.50% old notes due 2008;

  •
  $18,095,000 aggregate principal amount of 7.375% old notes due 2014; and

  •
  $47,085,000 aggregate principal amount of 8.625% old bonds due 2022.

Resale of New Securities

        We believe that you may offer the new securities issued in the exchange offers for resale, resell them or otherwise transfer them without compliance with the registration and prospectus delivery provisions of the Securities Act, as long as:

  •
  you are acquiring the new securities in the ordinary course of your business;

  •
  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new securities; and

  •
  you are not an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

        If any statement above is not true and you transfer any new security without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume responsibility for or indemnify you against this liability.

        If you are a broker-dealer and receive new securities for your own account in exchange for old securities that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new securities. We will make this prospectus available to broker-dealers for use in resales for 15 days after the expiration date of these exchange offers.

Consequences of Failure to Exchange Old Securities

        If you do not exchange your old securities for new securities, you will continue to hold your old securities. In addition, you will not be able to offer or sell the old securities unless:

  •
  they are registered under the Securities Act, or

  •
  you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

Expiration Date

        The exchange offers will expire at 5:00 p.m., New York City time, on September 29, 2004, unless we decide to extend the expiration date.

Interest on the New Securities

        The 8.50% new notes will accrue interest at 8.50% per year, accruing from August 15, 2004, the last date on which we paid interest on the 8.50% old notes that are exchanged. The 7.375% new notes will accrue interest at 7.375% per year, accruing from June 15, 2004, the last date on which we paid interest on the 7.375% old notes that are exchanged. The 8.625% new bonds will accrue interest at 8.625% per year, accruing from August 1, 2004, the last date on which we paid interest on the 8.625% old bonds that are exchanged.

        We will pay interest on the 8.50% new notes on February 15 and August 15 of each year. We will pay interest on the 7.375% new notes on June 15 and December 15 of each year. We will pay interest on the 8.625% new bonds on February 1 and August 1 of each year.

Conditions to the Exchange Offers

        We may terminate the exchange offers and refuse to accept any old securities for exchange if:

  •
  there has been a change in applicable law or the SEC staff's interpretation of applicable law, and the exchange offers are not permitted under applicable law or applicable SEC staff interpretations of law; or

  •
  there is a stop order in effect or threatened with respect to the exchange offers or the indenture governing the securities.

        We have not made any of the exchange offers contingent on holders tendering any minimum principal amount of old securities for exchange.

Procedure for Tendering Old Securities

        If you wish to accept the exchange offers, you must:

  •
  complete, sign and date the letter of transmittal,

  •
  deliver electronically the letter of transmittal together with the old securities through The Depository Trust Company's ("DTC") Automated Tender Offer Program ("ATOP") system, and

  •
  pay the exchange fee of U.S. $5.00 per U.S. $1,000 principal amount of old securities tendered, by wire transfer to the exchange agent's account at DTC.

        If you are not a direct participant in DTC, you must, in accordance with the rules of the DTC participant who holds your securities:

  •
  submit a completed, signed and dated letter of transmittal,

  •
  deliver computerized instructions to that DTC participant so that it may follow the procedures described above before the expiration date, and

  •
  arrange for the DTC participant who holds your securities to pay the exchange fee on your behalf.

Withdrawal Rights

        You may withdraw the tender of your old securities at any time prior to 5:00 p.m., New York City time, on the expiration date, unless we have already accepted your old securities. To withdraw, you must send a written notice of withdrawal to the exchange agent through the electronic submission of a message in accordance with the procedures of DTC's ATOP system by 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Securities and Delivery of New Securities

        If all of the conditions to the exchange offers are satisfied or waived, we will accept any and all old securities that are properly tendered in the exchange offers prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the new securities as promptly as practicable after the expiration date.

Tax Considerations

        We believe that the exchange of old securities for new securities will not be a taxable exchange for U.S. federal and Mexican income tax purposes. You should consult your tax advisor about the tax consequences of this exchange as they apply to your individual circumstances.

Fees and Expenses

        Holders participating in the exchange offers will be required to pay an exchange fee of U.S. $5.00 for each U.S. $1,000 principal amount of old securities that they tender. We will use the exchange fee to reimburse us for the expenses related to consummating the exchange.

Exchange Agent

        Deutsche Bank Trust Company Americas is serving as the exchange agent for the exchange offers. Deutsche Bank Luxembourg S.A. is serving as the exchange agent in Luxembourg. The exchange agents' addresses, telephone numbers and facsimile numbers are included under the heading "The Exchange Offers—The Exchange Agent; Luxembourg Listing Agent."

Description of the New Securities

Issuer

        Pemex Project Funding Master Trust.

Guarantors

        Petróleos Mexicanos will unconditionally guarantee the payment of principal and interest on the new securities. We call this the guarantee.

        Each of Pemex-Exploration and Production, Pemex-Refining and Pemex-Gas and Basic Petrochemicals will, jointly and severally, guarantee Petróleos Mexicanos' payment obligations under its guaranty of the new securities. We call these the subsidiary guaranties.

New Securities Offered

  •
  U.S. $36,296,000 aggregate principal amount of 8.50% new notes due 2008,

  •
  U.S. $18,095,000 aggregate principal amount of 7.375% new notes due 2014, and

  •
  U.S. $47,085,000 aggregate principal amount of 8.625% new bonds due 2022.

        The form and terms of each series of new securities will be the same as the form and terms of the corresponding series of old securities, except that:

  •
  the new securities will be registered under the Securities Act and therefore will not bear legends restricting their transfer, and

  •
  we will not issue the new securities under our medium-term note program.

        The new securities will evidence the same debt as the old securities.

Maturity Dates

  •
  8.50% notes mature on February 15, 2008,

  •
  7.375% notes mature on December 15, 2014, and

  •
  8.625% bonds mature on February 1, 2022.

Interest Payment Dates

  •
  for the 8.50% notes, February 15 and August 15 of each year,

  •
  for the 7.375% notes, June 15 and December 15 of each year, and

  •
  for the 8.625% bonds, February 1 and August 1 of each year.

Consolidation with Existing Securities

        The 8.50% new notes will be consolidated to form a single series with, and be fully fungible with, U.S. $963,704,000 principal amount of registered 8.50% Notes due 2008, which we issued in September 2001 pursuant to an exchange offer that we commenced in August 2001.

        The 7.375% new notes will be consolidated to form a single series with, and be fully fungible with, U.S. $1,731,905,000 principal amount of registered 7.375% Notes due 2014, which we issued in March 2003 and September 2003 pursuant to exchange offers that we commenced in February 2003 and August 2003.

        The 8.625% new bonds will be consolidated to form a single series with, and be fully fungible with, U.S. $952,915,000 principal amount of registered 8.625% Bonds due 2022, which we issued in March 2003 and September 2003 pursuant to exchange offers that we commenced in February 2003 and August 2003.

Further Issues

        We may, without your consent, increase the size of the issue of any of the series of new securities or create and issue additional securities with either the same terms and conditions or the same except for the amount of the first payment of interest. These additional securities may be consolidated to form a single series with the corresponding new securities.

Withholding Tax; Additional Amounts

        We will make all principal and interest payments on the new securities without any withholding or deduction for Mexican withholding taxes, unless we are required by law to do so. In some cases where we are obliged to withhold or deduct a portion of the payment, we will pay additional amounts so that you will receive the amount that you would have received had no tax been withheld or deducted. For a description of when you would be entitled to receive additional amounts, see "Description of the New Securities—Additional Amounts."

Tax Redemption

        If, as a result of certain changes in Mexican law, the issuer or Petróleos Mexicanos is obligated to pay additional amounts on interest payments on any of the series of the new securities at a rate in excess of 10% per year, then we may choose to redeem those new securities. If we redeem any new securities, we will pay 100% of their outstanding principal amount, plus accrued and unpaid interest and any additional amounts payable up to the date of our redemption.

Ranking of the New Securities and the Guaranties

        The new securities:

  •
  will be direct, unsecured and unsubordinated public external indebtedness of the issuer, and

  •
  will rank equally in right of payment with each other and with all other existing and future unsecured and unsubordinated public external indebtedness of the issuer.

        The guaranties of the new securities by Petróleos Mexicanos and the subsidiary guarantors will constitute direct, unsecured and unsubordinated public external indebtedness of Petróleos Mexicanos and each of the subsidiary guarantors, respectively, and will rank pari passu with each other and with all other present and future unsecured and unsubordinated public external indebtedness of Petróleos Mexicanos and each of the subsidiary guarantors.

        Petróleos Mexicanos and the subsidiary guarantors are party to certain financial leases which will, with respect to the assets securing those financial leases, rank prior to the new securities and the guaranties.

Negative Pledge

        None of the issuer, Petróleos Mexicanos or the subsidiary guarantors or their respective subsidiaries will create security interests in our crude oil and crude oil receivables to secure any public external indebtedness. However, we may enter into up to U.S. $4 billion of receivables financings and similar transactions in any year and up to U.S. $12 billion of receivables financings and similar transactions in the aggregate.

        We may pledge or grant security interests in any of our other assets or the assets of Petróleos Mexicanos or the subsidiary guarantors to secure our debts. In addition, we may pledge oil or oil receivables to secure debts payable in pesos or debts which are different than the new securities, such as commercial bank loans.

Indenture

        The new securities will be issued pursuant to an indenture dated as of July 31, 2000, among the issuer, Petróleos Mexicanos and the trustee.

Trustee

        Deutsche Bank Trust Company Americas.

Events of Default

        The new securities and the indenture under which the new securities will be issued contain certain events of default. If an event of default occurs and is continuing with respect to a series of securities, 20% of the holders of the outstanding securities of that series can require us to pay immediately the principal of and interest on all those securities. For a description of the events of default and their grace periods, you should read "Description of the New Securities—Events of Default; Waiver and Notice."

Governing Law

        The new securities and the indenture will be governed by New York law, except that the laws of Mexico will govern the authorization and execution of these documents by Petróleos Mexicanos.

Listing

        We will apply to list the new securities on the Luxembourg Stock Exchange.

Use of Proceeds

        We will not receive any cash proceeds from the issuance of the new securities, other than the exchange fee. We will use the exchange fee to pay the expenses of conducting the exchange offers.

Principal Executive Offices

        Our headquarters are located at:

Avenida Marina Nacional No. 329
Colonia Huasteca
México, D.F. 11311 Phone:
(52-55) 1944-2500.

RISK FACTORS

Risk Factors Related to the Operations of PEMEX

Crude oil prices are volatile, and low oil prices negatively affect PEMEX's income

        International crude oil prices are subject to global supply and demand and fluctuate due to many factors beyond our control. These factors include competition within the oil industry and with other industries in supplying clients with competing commodities, international economic trends, exchange rate fluctuations, expectations of inflation, domestic and foreign government regulations, political events in major oil producing and consuming nations and actions taken by Organization of the Petroleum Exporting Countries (OPEC) members and other oil exporting countries.

        When international crude oil and natural gas prices are low, we earn less export sales revenue, and, therefore, earn less income because our costs remain roughly constant. Conversely, when crude oil and natural gas prices are high, we earn more export sales revenue and our income increases. As a result, future fluctuations in international crude oil and natural gas prices will directly affect our results of operations and financial condition.

PEMEX is an integrated oil and gas company and is exposed to production, equipment and transportation risks

        We are subject to several risks that are common among oil and gas companies. These risks include production risks (fluctuations in production due to operational hazards, natural disasters or weather, accidents, etc.), equipment risks (relating to the adequacy and condition of our facilities and equipment) and transportation risks (relating to the condition and vulnerability of pipelines and other modes of transportation).

        More specifically, our business is subject to the risks of explosions in pipelines, refineries, plants, drilling wells and other facilities, hurricanes in the Gulf of Mexico and other natural or geological disasters and accidents, fires and mechanical failures. The occurrence of any of these events could result in personal injuries, loss of life, equipment damage, and environmental damage and the resulting clean-up and repair expenses.

        Although we have purchased insurance policies covering some of these risks, these policies may not cover all liabilities, and insurance may not be available for all risks. See "Item 4—Information on the Company—Business Overview—PEMEX Corporate Matters—Insurance" in the Form 20-F.

PEMEX's substantial amount of debt could adversely affect its financial health and results of operations

        We have a substantial amount of debt. At June[nb]30, 2004, our total indebtedness, excluding accrued interest, was approximately U.S. $35.4 billion, which is a 12% increase over our total indebtedness, excluding accrued interest, of U.S. $31.7 billion at December 31, 2003. Our level of debt may not decrease in the near or medium term and may have an adverse effect on our financial condition and results of operations.

        To service our debt, we rely on a combination of cash flows provided by operations, drawdowns under our available credit facilities and the incurrence of additional indebtedness. Certain rating agencies have expressed concern regarding both the total amount of debt and our increase in indebtedness over the last year. Any lowering of our credit ratings may have adverse consequences on our ability to access the financial markets and/or our cost of financing. We rely primarily on debt to finance our investments in capital expenditures. If we are unable to obtain financing on terms that are favorable it may hamper our ability to obtain further financing, and, as a result, we may not be able to make the capital expenditures needed to maintain our current production levels and increase Mexico's hydrocarbon reserves. See "—PEMEX must make significant capital expenditures to maintain its current production levels and increase Mexico's hydrocarbon reserves. Mexican Government budget cuts, reductions in PEMEX's income and inability to obtain financing may limit PEMEX's ability to make capital investments" below and "—Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources—2004 Financing Activities" in the Form 20-F.

PEMEX's compliance with environmental regulations in Mexico could result in material adverse effects on its results of operations

        A wide range of general and industry-specific Mexican federal and state environmental laws and regulations apply to our operations. Numerous Mexican Government agencies and departments issue rules and regulations which are often difficult and costly to comply with and which carry substantial penalties for non-compliance. This regulatory burden increases our costs because it requires us to make significant capital expenditures and limits our ability to extract hydrocarbons, resulting in lower revenues. For an estimate of our accrued environmental liabilities, see "Item 4—Information on the Company—Environmental Regulation—Environmental Liabilities" in the Form 20-F.

PEMEX publishes less financial information than U.S. companies are required to file with the U.S. Securities and Exchange Commission

        We prepare our financial statements according to Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See "Item 3—Key Information—Selected Financial Data" in the Form 20-F and Note 19 to the 2003 financial statements. In addition, we generally only prepare U.S. GAAP information on a yearly basis. As a result, there may be less or different publicly available information about us than there is about U.S. issuers.

Risk Factors Related to the Relationship between PEMEX and the Mexican Government

The Mexican Government controls PEMEX; it could limit PEMEX's ability to satisfy its external debt obligations, and it could privatize PEMEX

        Petróleos Mexicanos is a decentralized public entity of the Mexican Government, and therefore the Mexican Government controls us, as well as our annual budget, which is approved by the Mexican Congress. The Mexican Government has the power to intervene directly or indirectly in our commercial affairs. Such an intervention could adversely affect our ability to make payments under any securities issued or guaranteed by us.

        The Mexican Government's agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, Petróleos Mexicanos' external indebtedness was treated on the same terms as the debt of the Mexican Government and other public sector entities. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public sector external debt. Mexico has not requested restructuring of bonds or debt owed to multilateral agencies.

        The Mexican Government would have the power, if federal law and the Constitución Politica de los Estados Unidos Mexicanos (the Political Constitution of the United Mexican States) were amended, to privatize or transfer all or a portion of Petróleos Mexicanos and the subsidiary entities or its assets. A privatization could adversely affect production, cause a disruption in our workforce and our operations, and cause us to default on certain obligations. See also "—Considerations Related to Mexico" below.

Petróleos Mexicanos and the subsidiary entities pay special taxes, duties and dividends to the Mexican Government

        The Mexican Government taxes Petróleos Mexicanos and the subsidiary entities heavily. In 2003, approximately 64.6% of the sales revenues of Petróleos Mexicanos and the subsidiary entities were used to pay taxes to the Mexican Government. The Mexican Congress determines the rates of taxes and duties applicable to Petróleos Mexicanos and the subsidiary entities from year to year depending on a variety of factors. For further information, see "Item 4—Information on the Company—Taxes and Duties" and "Item 5—Operating and Financial Review and Prospects—General—IEPS Tax, Excess Gains Duty, Hydrocarbon Duties and Other Taxes" in the Form 20-F. In addition, Petróleos Mexicanos is obligated to pay minimum guaranteed dividends to the Mexican Government. For further information on how the minimum guaranteed dividend is determined, see "Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources—Equity Structure and the Certificates of Contribution 'A' " and "Item 8—Financial Information—Dividends" in the Form 20-F and Note 13 to the 2003 financial statements.

The Mexican Government has entered into agreements with other nations to limit production

        Although Mexico is not a member of OPEC, in the past it has entered into agreements with OPEC and non-OPEC countries to reduce global crude oil supply. We do not control the Mexican Government's international affairs and the Mexican Government could agree with OPEC or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports could reduce our revenues. For more information, see "Item 5—Operating and Financial Review and Prospects—Export Agreements" in the Form 20-F.

PEMEX does not own the hydrocarbon reserves in Mexico, and information on reserves is based on estimates

        The Political Constitution of the United Mexican States provides that the Mexican nation, not PEMEX, owns the petroleum and other hydrocarbon reserves located in Mexico. Although Mexican law gives Petróleos Mexicanos and the subsidiary entities the exclusive right to exploit Mexico's hydrocarbon reserves, it does not preclude the Mexican Congress from changing current law and assigning some or all of these rights to another company. Such an event would adversely affect our ability to generate income.

        The information on oil, gas and other reserves set forth in the Form 20-F is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner; the accuracy of any reserve estimate depends on the quality and reliability of available data, engineering and geological interpretation and subjective judgment. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. Therefore, proved reserve estimates may differ materially from the ultimately recoverable quantities of crude oil and natural gas. Pemex-Exploration and Production revises its estimates of Mexico's hydrocarbon reserves annually, which may result in material revisions to our estimates of Mexico's hydrocarbon reserves.

PEMEX must make significant capital expenditures to maintain its current production levels and increase Mexico's hydrocarbon reserves. Mexican Government budget cuts, reductions in PEMEX's income and inability to obtain financing may limit PEMEX's ability to make capital investments

        We invest funds to increase the amount of extractable hydrocarbon reserves in Mexico. We also continually invest capital to enhance our hydrocarbon recovery ratio and improve the reliability and productivity of our infrastructure. Our ability to make these capital expenditures is limited by the substantial taxes that we pay and cyclical decreases in our revenues primarily related to lower oil prices. In addition, budget cuts imposed by the Mexican Government and the availability of financing may also limit our ability to make capital investments. For more information, see "Item 4—Information on the Company—Capital Expenditures and Investments" in the Form 20-F.

PEMEX may claim some immunities under the Foreign Sovereign Immunities Act and Mexican law, and your ability to sue or recover may be limited

        Petróleos Mexicanos and the subsidiary entities are decentralized public entities of the Mexican Government. Accordingly, you may not be able to obtain a judgment in a U.S. court against us unless the U.S. court determines that we are not entitled to sovereign immunity with respect to that action. In addition, Mexican law does not allow attachment prior to judgment or attachment in aid of execution upon a judgment by Mexican courts. As a result, your ability to enforce judgments against us in the courts of Mexico may be limited. We also do not know whether Mexican courts would enforce judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws. Therefore, even if you were able to obtain a U.S. judgment against us, you might not be able to obtain a judgment in Mexico that is based on that U.S. judgment. Moreover, you may not be able to enforce a judgment against our property in the United States except under the limited circumstances specified in the Foreign Sovereign Immunities Act. Finally, if you were to bring an action in Mexico seeking to enforce our obligations under any of our securities, satisfaction of those obligations may be made in pesos.

        PEMEX's directors and officers, as well as some of the experts named in this prospectus, reside outside the United States. Substantially all of our assets and those of most of our directors, officers and experts are located outside the United States. As a result, you may not be able to effect service of process on our directors or officers or those experts within the United States.

Considerations Related to Mexico

Economic conditions and government policies in Mexico may have a material impact on PEMEX's operations

        A deterioration in Mexico's economic conditions, social instability, political unrest or other adverse social developments in Mexico could adversely affect our business and financial condition. Those events could also lead to increased volatility in the foreign exchange and financial markets, thereby affecting our ability to obtain and service foreign debt. In addition, the Mexican Government may cut spending in the future. These cuts could adversely affect our business, financial condition and prospects. In the past, Mexico has experienced several periods of slow or negative economic growth, high inflation, high interest rates, currency devaluation and other economic problems. These problems may reemerge in the future, and could adversely affect our business and our ability to service our debt.

Changes in exchange rates or in Mexico's exchange control laws may hamper the ability of PEMEX to service its foreign currency debt

        While the Mexican Government does not currently restrict the ability of Mexican companies or individuals to convert pesos into dollars or other currencies, in the future, the Mexican Government could impose a restrictive exchange control policy, as it has done in the past. We cannot assure you that the Mexican Government will maintain its current policies with regard to the peso or that the peso's value will not fluctuate significantly in the future. The peso has been subject to significant devaluations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Mexican Government policies affecting the value of the peso could prevent us from paying our foreign currency obligations.

        Most of our debt is denominated in U.S. dollars, as is all of the debt of Pemex Finance, Ltd., a Cayman Islands company with limited liability established to issue securities backed by crude oil receivables sold through our subsidiary P.M.I. Comercio Internacional, S.A. de C.V. (which we refer to as PMI, and together with PMI Trading[nb]Ltd. and their affiliates, the PMI Group) to provide financing for investments in our long-term productive infrastructure projects, which we refer to as PIDIREGAS. In the future, Pemex Finance,[nb]Ltd. and we may incur additional indebtedness denominated in U.S. dollars or other currencies. Declines in the value of the peso relative to the U.S. dollar or other currencies may increase our interest costs in pesos and result in foreign exchange losses.

Political conditions in Mexico could materially and adversely affect Mexican economic policy and, in turn, PEMEX's operations

        The national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party with the election of President Vicente Fox Quesada, a member of the National Action Party, and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. As a result of such elections and Congressional elections held on July 6, 2003, no political party has a majority in either house of the Mexican Congress. This shift in political power has transformed Mexico from a one-party state to a pluralist democracy. Although there have not yet been any material adverse repercussions resulting from this political change, multi-party rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our operations.

Risks Related to Non-Participation in the Exchange

If holders of old securities do not participate in the exchange offer, the old securities will continue to be subject to transfer restrictions

        Holders of old securities that do not exchange their old securities for new securities will continue to be subject to the restrictions on transfer that are listed on the legend of those old securities. These restrictions will make the old securities less liquid. To the extent that old securities are tendered and accepted in the exchange offer, the trading market, if any, for the old securities would be reduced.

Risks Related to the New Securities

The market for the new securities may not be liquid, and market conditions could affect the price at which the new securities trade

        The new securities will be consolidated to form[nb]a series with, and be fully fungible with, securities that have already been issued and are listed on the Luxembourg Stock Exchange, and application has been made to list the new securities on the Luxembourg Stock Exchange. However, the Pemex Project Funding Master Trust cannot promise that a market for the new securities will be liquid or will continue to exist. Prevailing interest rates and general market conditions could affect the price of the new securities. This could cause the new securities to trade at prices that may be lower than their principal amount or their initial offering price.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. We have based these statements on current plans, estimates and projections and you should therefore not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties.

        For a discussion of important factors that could cause actual results to differ materially from those contained in any forward-looking statement, you should read "Risk Factors" above.

SELECTED FINANCIAL DATA

        The selected financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the 2003 financial statements in the Form 20-F. The selected financial data set forth below as of the five years ended December 31, 2003 have been derived from the consolidated financial statements of PEMEX for the years ended December 31, 1999 and 2000, which are not included herein, and the consolidated financial statements of PEMEX for the years ended December 31, 2001, 2002 and 2003, which were audited by PricewaterhouseCoopers, S.C.

        The 2003 financial statements were prepared in accordance with Mexican GAAP. Beginning January 1, 2003, we recognize the effects of inflation in accordance with Bulletin B-10. As a result of the adoption of Bulletin B-10, we have restated our consolidated financial statements for the years ended December 31, 2001 and 2002, in order to present our results for each of these years on the same basis as the results for the year ended December 31, 2003 with respect to the recognition of the effects of inflation.

        Our consolidated financial statements for the years ended December 31, 1999 and 2000 previously recognized inflation in accordance with the guidelines established in Financial Reporting Standard NIF-06 BIS "A," section A. The most significant differences between the recognition of inflation in accordance with the guidelines established in Financial Reporting Standard NIF-06 BIS "A," section A, and the guidelines established in Bulletin B-10 relate to the recognition in the income statement of the comprehensive financing cost (including the determination of gains or losses in monetary position and treatment for foreign exchange gains or losses), the restatement of the equity accounts and the presentation of the financial statements for all periods in constant pesos as of the date of the latest financial statement. See Note 2 b) to the 2003 financial statements for a summary of the effects of adoption of Bulletin B-10 and Notes 2 h), 2 l), 2 m), 2 n) and 2 o) to the 2003 financial statements for a discussion of the inflation accounting rules applied as a result of the adoption of Bulletin B-10.

        We have not restated our consolidated financial statements for the two years ended December 31, 2000 to present our results for these years on the same basis as the results for the three years ended December 31, 2003 with respect to the full application of Bulletin B-10 because such a restatement would have involved unreasonable effort and expense. However, we have presented certain selected financial data set forth below for the two years ended December 31, 2000 which are available on a comparable basis with the data presented for subsequent years, and have restated such information to constant pesos as of December 31, 2003 by applying the change in inflation, as measured by the national consumer price index, or "NCPI," from the respective year through December 31, 2003. We believe that restating this historical information in accordance with the inflationary change measured by the NCPI provides meaningful information with regard to trends for the data included below for those years. However, the restatement into constant pesos as of December 31, 2003 of certain other items below for the two years ended December 31, 2000 would result in information that is materially different from that which would result from the preparation of restated financial statements in accordance with Bulletin B-10. As a result, we believe that this information would not be comparable to the information presented for the three years ended December 31, 2003, and would thus not provide meaningful information with regard to trends relating to our results. Accordingly, we have omitted the selected financial data relating to these items for the two years ended December 31, 2000.

        Mexican GAAP differs in certain significant respects from U.S. GAAP. The most important of the material items generating a difference between operating results under U.S. and Mexican GAAP are the accounting methodologies for the treatment of exploration and drilling costs, pensions, seniority premiums and post-retirement benefit obligations, capitalized interest, impairment of fixed assets, depreciation, derivatives, profit in inventory and our investment in shares of Repsol YFP, S.A. ("Repsol"), which are described in Note 19 to the 2003 financial statements and "Item 5—Operating and Financial Review and Prospects—U.S. GAAP Reconciliation" in the Form 20-F.

Selected Financial Data of PEMEX

	Year Ended December 31,(1)(2)
	1999		2000		2001	2002	2003	2003(5)
	(in millions of constant pesos as of December 31, 2003)(3)				(in millions of constant pesos as of December 31, 2003)(4)			(in millions of U.S. dollars)
Income Statement Data
Amounts in accordance with Mexican GAAP:
Net sales(6)	Ps. 418,595		Ps. 537,307		Ps. 500,212	Ps. 514,849	Ps. 625,429	$55,663
Total revenues(6)	431,303		549,263		501,912	514,760	628,390	55,926
Total revenues net of the IEPS Tax	320,847		469,452		394,981	392,322	534,313	47,554
Operating income	—	(7)	—	(7)	267,782	295,720	367,567	32,713
Comprehensive financing cost	—	(7)	—	(7)	2,451	6,239	30,742	2,736
Income (loss) for the period	—	(7)	—	(7)	(30,396)	(24,574)	(40,644)	(3,617)
Balance Sheet Data (end of period)
Amounts in accordance with Mexican GAAP:
Cash and cash equivalents	29,989		31,930		15,872	45,621	73,336	6,527
Total assets	—	(7)	—	(7)	610,163	767,720	845,472	75,247
Long-term debt	103,928		119,758		135,369	198,645	303,613	27,021
Total long-term liabilities	—	(7)	—	(7)	397,928	545,496	662,695	58,980
Equity	—	(7)	—	(7)	133,137	103,906	45,861	4,082
Amounts in accordance with U.S. GAAP:
Total Revenues(8)	331,318		486,914		394,472	392,322	534,314	47,558
Operating income(8)	—	(7)	—	(7)	160,569	167,522	246,859	21,973
Comprehensive financing (cost) benefit	—	(7)	—	(7)	796	(8,450)	(26,812)	(2,386)
Loss for the period	—	(7)	—	(7)	(23,344)	(32,667)	(66,309)	(5,902)
Total assets	—	(7)	—	(7)	632,290	760,759	815,472	72,577
Equity (deficit)	—	(7)	—	(7)	63,436	17,131	(44,420)	(3,953)
Other Financial Data
Amounts in accordance with Mexican GAAP:
Depreciation and amortization	—	(7)	—	(7)	31,960	33,815	40,544	3,608
Investments in fixed assets at cost(9)	50,631		87,472		56,789	94,970	67,864	6,040
Ratio of earnings to fixed charges:
Mexican GAAP(10)	—	(7)	—	(7)	—	—	—	—
U.S. GAAP(10)	—	(7)	—	(7)	—	—	—	—

(1)
Includes Petróleos Mexicanos, the subsidiary entities and the subsidiary companies (including the Pemex Project Funding Master Trust). For Mexican GAAP and U.S. GAAP purposes, beginning with the year ended December 31, 2000, we include the financial position and results of Mex Gas International, Ltd. and, beginning with the year ended December 31, 2003, we include the financial position and results of Fideicomiso F/163 and RepCon Lux S.A. For U.S. GAAP purposes, beginning with the year ended December 31, 2001, we include the financial position and results of Pemex Finance, Ltd.

(2)
Mexican GAAP differs from U.S. GAAP. The most significant differences between U.S. GAAP and Mexican GAAP affecting the 2003 financial statements are the accounting treatment of: (1) exploration and drilling costs, (2) pensions, seniority premiums and post-retirement benefit obligations, (3) capitalized interest, (4) impairment of fixed assets, (5) depreciation, (6) derivatives, (7) profit in inventory and (8) our investment in Repsol shares. For a further discussion of these and other differences, see Note 19 to the 2003 financial statements.

(3)
As described above, the financial data included herein for the two years ended December 31, 2000 have been translated into constant pesos as of December 31, 2003, but were not restated to recognize the effects of inflation in accordance with Bulletin B-10 because we were unable to do so without unreasonable effort and expense.

(4)
Our consolidated financial statements for each of the three years ended December 31, 2003 were prepared in accordance with Mexican GAAP, including the recognition of the effect of inflation in accordance with Bulletin B-10.

(5)
Translations into U.S. dollars of amounts in pesos have been made at the established exchange rate of Ps. 11.236 = U.S. $1.00 at December 31, 2003. Such translations should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollar amounts at the foregoing or any other rate.

(6)
Includes the Special Tax on Production and Services (the "IEPS Tax") as part of the sales price of the products sold.

(7)
As described above, this data is omitted for the two years ended December 31, 2000 because we were unable to restate our financial statements for those years to recognize the effects of inflation in accordance with Bulletin B-10 without unreasonable effort or expense, and, if presented in accordance with Financial Reporting Standard NIF-06 BIS "A," section A (even if restated into constant pesos as of December 31, 2003), this data would not be comparable to the financial data presented for the three years ended December 31, 2003.

(8)
Figures are net of the IEPS Tax.

(9)
Includes investments in fixed assets and capitalized interest, and excludes certain expenditures charged to the oil field exploration and depletion reserve. See "Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources" in the Form 20-F.

(10)
Under U.S. GAAP, earnings for each of the years ended December 31, 2001, 2002 and 2003 were insufficient to cover fixed charges. The amount by which fixed charges exceeded earnings was Ps. 29,058 million for 2001, Ps. 38,667 million for 2002 and Ps. 74,264 million for 2003. Under Mexican GAAP, earnings for each of the years ended December 31, 2001, 2002 and 2003 were insufficient to cover fixed charges. The amount by which fixed charges exceeded earnings was Ps. 34,645 million for 2001, Ps. 30,092 million for 2002 and Ps. 47,910 million for 2003.

Source: PEMEX's financial statements.

Selected Financial Data of PEMEX (continued)

	Six Months Ended June 30,(1)(2)(3)
	2003	2004	2004(4)
	(in millions of constant pesos as of June 30, 2004)		(in millions of U.S. dollars)
Income Statement Data
Amounts in accordance with Mexican GAAP:
Net sales(5)	Ps. 318,588	Ps. 351,541	$30,500
Total revenues(5)(6)	321,405	343,855	29,833
Total revenues net of the IEPS Tax(6)	275,551	310,390	26,930
Operating income	189,083	219,324	19,029
Comprehensive financing cost	5,774	17,857	1,549
Loss for the period	(4,092)	(19,865)	(1,723)
Balance Sheet Data (end of period)
Amounts in accordance with Mexican GAAP:
Cash and cash equivalents	52,254	94,162	8,170
Total assets	812,886	896,663	77,796
Long-term debt	310,166	402,120	34,889
Total long-term liabilities	605,520	738,634	64,085
Equity	103,593	18,107	1,571
Other Financial Data
Amounts in accordance with Mexican GAAP:
Depreciation and amortization	20,206	19,712	1,710

(1)
Unaudited

(2)
Includes Petróleos Mexicanos, the subsidiary entities and the subsidiary companies (including the Pemex Project Funding Master Trust).

(3)
The consolidated interim financial data were prepared in accordance with Mexican GAAP, including the recognition of the effect of inflation in accordance with Bulletin B-10.

(4)
Convenience translations into U.S. dollars of amounts in pesos have been made at the established exchange rate of Ps. 11.5258 = U.S. $1.00 at June 30, 2004. Such translations should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollar amounts at the foregoing or any other rate.

(5)
Includes the IEPS Tax as part of the sales price of the products sold.

(6)
Figures for 2004 reflect a Ps. 13,906 million impairment as the cumulative effect of the adoption in 2004 of a new accounting standard. See "—Recent Developments—Cumulative Effect of Adoption of New Accounting Standard" below.

  Source: PEMEX's interim financial statements.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new securities under the exchange offers. In consideration for issuing the new securities as contemplated in this prospectus, we will receive in exchange an equal principal amount of old securities, which will be cancelled. Accordingly, the exchange offers will not result in any increase in our indebtedness or our guarantors' indebtedness. The net proceeds we received from issuing the old securities were and are being used to finance our investment program.

RATIO OF EARNINGS TO FIXED CHARGES

        PEMEX's ratio of earnings to fixed charges is calculated as follows:

        Fixed charges for this purpose consist of the sum of interest expense plus interest capitalized during the period. Fixed charges do not take into account exchange gain or loss attributable to PEMEX's indebtedness. Mexican GAAP differs in certain significant respects from U.S. GAAP. The material differences as they relate to PEMEX's financial statements are described in Note 19 to the 2003 financial statements.

        The following table sets forth PEMEX's consolidated ratio of earnings to fixed charges for the three-year period ended December 31, 2003, in accordance with Mexican GAAP and U.S. GAAP.

	Year Ended December 31,
	2001	2002	2003
Ratio of Earnings to Fixed Charges, according to:
Mexican GAAP(1)	—	—	—
U.S. GAAP(2)	—	—	—

(1)
Under Mexican GAAP, earnings for each of the years ended December 31, 2001, 2002 and 2003 were insufficient to cover fixed charges. The amount by which fixed charges exceeded earnings was Ps. 34,645 million for 2001, Ps. 30,092 million for 2002 and Ps. 47,910 million for 2003.
(2)
Under U.S. GAAP, earnings for each of the years ended December 31, 2001, 2002 and 2003 were insufficient to cover fixed charges. The amount by which fixed charges exceeded earnings was Ps. 29,058 million for 2001, Ps. 38,667 million for 2002 and Ps. 74,264 million for 2003.

Source:    PEMEX's financial statements.

CAPITALIZATION OF PEMEX

        The following table sets forth the capitalization of PEMEX at December 31, 2003 and June 30, 2004, as calculated under Mexican GAAP. The figures are not directly comparable because they are stated in constant pesos as of different dates; however, no material difference would result from a restatement of the figures to constant pesos at June 30, 2004, as the inflation for the six-month period was 1.6%.

	At December 31, 2003		At June 30, 2004(1)(2)(6)
	(millions of constant pesos at December 31, 2003)		(millions of constant pesos or U.S. dollars at June 30, 2004)
Long-term external debt	Ps.	282,891	Ps.	301,615	$26,169
Long-term domestic debt		20,722		49,331	4,280

Total long-term debt(3)	Ps.	303,613	Ps.	350,946	$30,449

Certificates of Contribution "A" (4)	Ps.	82,620	Ps.	83,915	$7,281
Excess in the restatement of equity		130,258		132,945	11,535
Retained losses (prior years) (5)		(126,373)		(178,888)	(15,521)
Income (loss) for the period		(40,644)		(19,865)	(1,724)

Total equity		45,861		18,107	1,571

Total capitalization(6)	Ps.	349,474	Ps.	369,053	$32,020

(1)
Unaudited.
(2)
Convenience translations into U.S. dollars of amounts in pesos have been made at the established exchange rate of Ps. 11.5258 = U.S. $1.00 at June 30, 2004. Such translations should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollar amounts at the foregoing or any other rate.
(3)
Total long-term debt does not include short-term indebtedness of Ps. 57,503 million at December 31, 2003 and Ps. 56,921 million at June 30, 2004 or short-term indebtedness relating to notes payable to contractors of Ps. 1,887 million as of December 31, 2003 and Ps. 2,108 million as of June 30, 2004. See "—Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources—Financing Activities" and "Recent Developments—Liquidity and Capital Resources—Recent Financing Activities" in the Form 20-F. Long-term debt also does not include long-term notes payable to contractors of Ps. 13,140 million and Ps. 12,441 million as of December 31, 2003 and June 30, 2004, respectively, and sales of future accounts receivable of Ps. 40,457 million and Ps. 38,732 million as of December 31, 2003 and June 30, 2004, respectively.
(4)
Equity instruments held by the Mexican Government.
(5)
In June 2004, Petróleos Mexicanos' Board of Directors approved dividends to the Mexican Government of Ps. 10,175 million.
(6)
There has been no material change in the capitalization of PEMEX since June 30, 2004, except for PEMEX's undertaking of new financings as disclosed in "Recent Developments—Liquidity and Capital Resources—Recent Financing Activities" below.

Sources:    PEMEX's financial statements. Petróleos Mexicanos for unaudited interim information.

RECENT DEVELOPMENTS

        The following discussion of PEMEX's recent results should be read in conjunction with "Item 5—Operating and Financial Review and Prospects" in the Form 20-F and the 2003 financial statements.

Results of Operations of PEMEX for the First Six Months of 2004 Compared to the First Six Months of 2003

        The interim financial information set forth below has been derived from the unaudited summary consolidated financial statements of PEMEX for the six-month periods ended June 30, 2003 and 2004. As described above, the interim financial information was prepared in accordance with Mexican GAAP.

	Six months ended June 30,
	2003(1)		2004(1) (2)
	(millions of constant pesos as of June 30, 2004 or U.S. dollars)
Net sales
Domestic(3)	Ps.	194,342	Ps.	208,273	$18,070
Export		124,246		143,268	12,430

Total		318,588		351,541	30,500
Other revenues (net)		2,817		6,220	540

Total revenues(3)		321,405		357,761	31,040
Costs and operating expenses		129,505		132,217	11,471
Comprehensive financing cost(4)		5,774		17,856	1,549

Income before taxes and duties		186,126		207,688	18,020
Taxes and duties
Hydrocarbon extraction duties and other		144,364		180,182	15,633
Special tax on production and services (IEPS Tax)		45,854		33,465	2,903

Total		190,218		213,647	18,536

Cumulative effect of adoption of new accounting standard(5)		—		(13,906)	(1,207)

Net income (loss) for the period	Ps.	(4,092)	Ps.	(19,865)	$(1,723)

(1)
Unaudited.

(2)
Convenience translations into U.S. dollars of amounts in pesos have been made at the established exchange rate of Ps. 11.5258 = U.S. $1.00 at June 30, 2004. Such translations should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate.

(3)
Includes the IEPS Tax, which is described in "Item 5—Operating and Financial Review and Prospects—IEPS Tax, Excess Gains Duty, Hydrocarbon Duties and Other Taxes" in the Form 20-F, as part of the sales price of products sold.

(4)
Includes exchange rate losses in the amount of Ps. 4,137 million in the first six months of 2003 and exchange rate losses in the amount of Ps. 13,348 million in the first six months of 2004.

(5)
As described in "—Item 5—Operating and Financial Review and Prospects—Recently Issued Accounting Standards" in the Form 20-F, the new Mexican accounting Bulletin C-15, "Impairment of Long-Lived Assets and their Disposal," went into effect on January 1, 2004.

Source: Petróleos Mexicanos.

Sales

        During the first six months of 2004, total sales, net of the IEPS Tax, were Ps. 318.1 billion, an increase of 16.6% from total sales in the first six months of 2003, net of the IEPS Tax, of Ps. 272.7 billion. The increase in total sales resulted primarily from a 17.7% increase in domestic sales, net of the IEPS tax, from the first six months of 2003 (which is described below under "—Domestic Sales") and a 15.3% increase in export sales from the first six months of 2003 (which is described below under "—Export Sales").

Domestic Sales

        Domestic sales, net of the IEPS Tax, increased by 17.7% in the first six months of 2004, from Ps. 148.5 billion in the first six months of 2003 to Ps. 174.8 billion in the first six months of 2004, due to increased unit prices and higher sales volumes. Domestic sales of petroleum products other than natural gas increased by 16.2% in the first six months of 2004, from Ps. 115.2 billion in the first six months of 2003 to Ps. 133.9 billion in the first six months of 2004, primarily due to increases in the average sales prices and volumes of PEMEX's principal petroleum products. The increase in the sales volumes of gasoline was primarily due to an increase in the number of vehicles in Mexico and a 15.5% increase in the volume of Pemex Premium gasoline sold as a result of changes in consumer preferences. Domestic petrochemical sales (including sales of certain by-products of the petrochemical production process) increased by 32.3%, from Ps. 6.2 billion in the first six months of 2003 to Ps. 8.2 billion in the first six months of 2004, due to an increase in the domestic prices of PEMEX's principal petrochemical products and a change in commercial strategy to take advantage of the higher profit margins of certain products. Sales of natural gas increased by 20.2% in the first six months of 2004, from Ps. 27.2 billion in the first six months of 2003 to Ps. 32.7 billion in the first six months of 2004, as a result of a 7.0% increase in volumes of natural gas sold.

Export Sales

        In the first six months of 2004, total consolidated export sales increased by 15.4% in peso terms from Ps. 124.2 billion in the first six months of 2003 to Ps. 143.3 billion in the first six months of 2004. Excluding the trading activities of the PMI Group, export sales by the subsidiary entities to the PMI Group and third parties increased by 20.4% in peso terms, from Ps. 99.0 billion in the first six months of 2003 to Ps. 119.2 billion in the first six months of 2004. In dollar terms, excluding the trading activities of the PMI Group, export sales (which are dollar-denominated) increased by 19.1% in the first six months of 2004, from U.S. $8.9 billion in the first six months of 2003 to U.S. $10.6 billion in the first six months of 2004. This increase was a result of an increase in crude oil export prices of 15%, higher crude oil sales volumes of 3.0% and the depreciation of the peso against the dollar (which increased the peso value of sales denominated in dollars). The trading and export activities of the PMI Group generated additional marginal revenues of Ps. 24.1 billion in the first six months of 2004, approximately equal to the first six months of 2003.

        Crude oil sales by Pemex-Exploration and Production to PMI for export accounted for 90.1% of export sales (excluding the trading activities of the PMI Group) in the first six months of 2004, as compared to 90.1% in the first six months of 2003. These crude oil sales increased in peso terms by 20.3% in the first six months of 2004, from Ps. 89.2 billion in the first six months of 2003 to Ps. 107.3 billion in the first six months of 2004, and increased in dollar terms by 20.0% in the first six months of 2004, from U.S. $8.0 billion in the first six months of 2003 to U.S. $9.6 billion in the first six months of 2004. The weighted average price per barrel of crude oil that Pemex-Exploration and Production sold to PMI for export in the first six months of 2004 was U.S. $28.55, 15.4% higher than the weighted average price of U.S. $24.75 in the first six months of 2003. The volume of crude oil exports increased by 2.5%, from 1,793 barrels per day in the first six months of 2003 to 1,838 barrels per day in the first six months of 2004, partly as a result of increased demand.

        Export sales of petroleum products by Pemex-Refining and Pemex-Gas and Basic Petrochemicals to the PMI Group and third parties, including natural gas liquids, decreased from 9.2% of export sales (excluding the trading activities of the PMI Group) in the first six months of 2003 to 8.9% in the first six months of 2004. In dollar terms, export sales of petroleum products, including natural gas liquids, increased by 12.5%, from U.S. $0.8 billion in the first six months of 2003 to U.S. $0.9 billion in the first six months of 2004. Export sales of petroleum products, including natural gas liquids, increased by 16.5%, from Ps. 9.1 billion in the first six months of 2003 to Ps. 10.6 billion in the first six months of 2004, primarily due to increases in the volume of exports of naphtas.

        Petrochemical products accounted for the remainder of export sales in the first six months of 2003 and 2004. Export sales of petrochemical products (including certain by-products of the petrochemical process) increased by 85.7%, from Ps. 0.7 billion in the first six months of 2003 to Ps. 1.3 billion in the first six months of 2004. In dollar terms, export sales of petrochemical products (including certain by-products of the petrochemical process) increased by 83.4% in the first six months of 2004, from U.S. $60.3 million in the first six months of 2003 to U.S. $110.6 million in the first six months of 2004, primarily due to an increase in the volume of ethylene sold.

Other Revenues and Expenses

        Other revenues, net, increased by Ps. 3.4 billion, from Ps. 2.8 billion in the first six months of 2003 to Ps. 6.2 billion in the first six months of 2004, primarily due to the recognition of a gain arising from the transactions executed in respect of our shares in Repsol during the first six months of 2004 (see "—Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources—2004 Financing Activities" and "—Item 11—Quantitative and Qualitative Disclosure About Market Risk—Equity Swap" in the Form 20-F) and an increase in the value of our investment in the Deer Park refinery, which is accounted for under the equity method (see Note 6 to the 2003 financial statements).

Costs and Operating Expenses

        Costs of sales, transportation, distribution expenses and administrative expenses increased by 2.1%, from Ps. 129.5 billion in the first six months of 2003 to Ps. 132.2 billion in the first six months of 2004. This increase was due to an increase in maintenance expenses, an increase in exploration expenses and an increase in costs associated with the labor reserve for pensions obligations resulting from the increase in the number of employees and changes in actuarial assumptions, which was partially offset by an increase in the value of crude oil and petroleum product inventories (which is accounted for as a decrease in costs of sales) and the elimination of the specific oil-field exploration and depletion reserve as a consequence of implementing the successful efforts method of accounting for the costs incurred in the exploration, acquisition and development of oil and gas reserves.

Comprehensive Financing Cost

        Under Mexican GAAP, comprehensive financing cost reflects interest income (including gains and losses on certain derivative instruments), interest expense, foreign exchange gain or loss and the gain or loss attributable to the effects of inflation on monetary liabilities and assets. A substantial portion of our indebtedness (88.3% at June 30, 2004) is denominated in foreign currencies, so a depreciation of the peso results in foreign exchange loss and higher interest expense.

        In the first six months of 2004, comprehensive financing cost increased by Ps. 12.1 billion, or 209.2%, from Ps. 5.8 billion in the first six months of 2003 to Ps. 17.9 billion in the first six months of 2004, primarily as a result of the following:

  •
  Net interest expense increased by 56.8% in the first six months of 2004 due to an increase in total debt, which was only partially offset by lower average interest rates on our liabilities.

  •
  The depreciation of the peso against the U.S. dollar by 10.4% resulted in an increase in net foreign exchange losses of Ps. 9.2 billion in the first six months of 2004 as compared to the first six months of 2003.

  •
  In the first six months of 2003 and 2004, our average monetary liabilities exceeded our average monetary assets, resulting in a net gain from monetary position, partially offsetting the aforementioned increases in net interest expense and net foreign exchange loss. The net gain in monetary position, which amounted to Ps. 4.9 billion in the first six months of 2004, was 11.4% higher than the net gain in monetary position in the first six months of 2003 of Ps. 4.4 billion, due to an increase in the inflation rate (from 1.2% in the first six months of 2003 to 1.6% in the first six months of 2004).

Taxes and Duties

        Hydrocarbon extraction duties and other duties and taxes (including the IEPS Tax) increased by 12.3%, from Ps. 190.2 billion in the first six months of 2003 to Ps. 213.6 billion in the first six months of 2004, largely due to an increase in sales revenues of 10.3%. We paid Ps. 12.6 billion in excess gains duties in the first six months of 2004, which represents the difference between the actual prices at which Pemex-Exploration and Production sold crude oil to PMI, which averaged U.S. $28.55 per barrel for the Mexican weighted crude oil mix, and the Mexican Government's crude oil price budgetary assumption for 2004 of U.S. $20.00 per barrel. We paid Ps. 8.9 billion in excess gains duties in the first six months of 2003.

Cumulative Effect of Adoption of New Accounting Standard

        In 2004, we adopted Bulletin C-15, "Impairment of Assets and their Disposal," which resulted in a loss of Ps. 13.9 billion attributable to the recognition of the impairment of the carrying value of fixed assets, primarily those of Pemex-Refining.

Income/(Loss)

        In the first six months of 2004, we reported a loss of Ps. 19.9 billion on Ps. 324.3 billion in total revenues net of the IEPS Tax, as compared with a loss of Ps. 4.1 billion on Ps. 275.6 billion in total revenues net of the IEPS Tax in the first six months of 2003. This 385.5% increase in losses from the first six months of 2003 to the first six months of 2004 resulted from the various factors described above.

Liquidity and Capital Resources

Recent Financing Activities

        During the period from June 1, 2004 to June 30, 2004, Petróleos Mexicanos obtained U.S. $25 million in commercial bank loans for use in financing PIDIREGAS. In addition, Petróleos Mexicanos and the Pemex Project Funding Master Trust participated in the following financings:

  •
  Petróleos Mexicanos obtained loans from export credit agencies totaling U.S. $7.8 million;

  •
  Petróleos Mexicanos obtained direct loans in the amount of U.S. $120.2 million;

  •
  the Pemex Project Funding Master Trust obtained loans from export credit agencies totaling U.S. $71.2 million; and

  •
  on June 15, 2004, the Pemex Project Funding Master Trust issued U.S. $1,500,000,000 of its Guaranteed Floating Rate Notes due 2010, guaranteed by Petróleos Mexicanos.

        In addition, during July 2004, Petróleos Mexicanos obtained loans from export credit agencies totaling U.S. $24.1 million, and the Pemex Project Funding Master Trust obtained loans from export credit agencies totaling U.S. $40.8 million. On August 5, 2004, the Pemex Project Funding Master Trust issued €850,000,000 of its 6.375 per cent. Guaranteed Notes due 2016, guaranteed by Petróleos Mexicanos. On August 16, 2004, the CNBV authorized Petróleos Mexicanos' new short-term commercial paper program, under which it and the trust Fideicomiso F-163 may issue up to Ps. 10 billion of peso-denominated certificados bursátiles de corto plazo in the Mexican domestic market.

Petróleos Mexicanos expects to issue Ps. 500 million of certificados bursátiles de corto plazo, maturing on September 15, 2004, under this program on August 19, 2004.

Business Overview

        Set forth below is selected summary operating data relating to PEMEX.

	Six months ended June 30,
	2003	2004
Operating Highlights
Monthly average production
Crude oil (tbpd)	3,328	3,402
Natural gas production (mmcfpd)	4,433	4,564
Refined products(1) (tbpd)	1,581	1,601
Petrochemicals(2) (mtpy)	5,011	5,249
Monthly average crude oil exports (tbpd)
Olmeca	207	219
Isthmus	32	6
Maya(4)	1,554	1,613

Total	1,793	1,838
Value of crude oil exports (value in millions of U.S. dollars)	8,293	9,680
Monthly average PEMEX crude oil export prices per barrel(3)(5)
Olmeca	$29.42	$34.97
Isthmus	27.31	34.40
Maya	23.98	27.73
Weighted average price(6)	$24.64	$28.57
Monthly average West Texas Intermediate crude oil average price per barrel(7)	$31.47	$36.82

Notes: Numbers may not total due to rounding.
tbpd = thousands of barrels per day; mmcfpd = millions of cubic feet per day; mtpy = thousands of tons per year

(1)
Includes natural gas liquids.

(2)
Excludes ethane and butane gases.

(3)
Subject to adjustment to reflect the percentage of water in each shipment.

(4)
Includes Altamira crude oil, which is recorded as a separate category for annual, but not interim, sales.

(5)
Average price during period indicated.

(6)
On August 13, 2004, the weighted average price of PEMEX's crude oil export mix was U.S. $34.92 per barrel.

(7)
On August 13, 2004, the WTI crude oil spot price was U.S. $46.58 per barrel.

Directors, Senior Management and Employees

        The collective bargaining agreement between Petróleos Mexicanos and the Petroleum Workers' Union (which we refer to as the Union) is subject to renegotiation every two years, although salaries are reviewed annually. As discussed under "—Item 6—Directors, Senior Management and Employees—Employees" in the Form 20-F, on July 18, 2003, Petróleos Mexicanos and the Union renewed the collective bargaining agreement, effective August 1, 2003 through July 31, 2005. Subsequently, on July 26, 2004, Petróleos Mexicanos and the Union entered into a side agreement, effective August 1, 2004, which provides for a 4% increase in wages and other benefits, as well as an out-of-court settlement of a claim filed in August 2003 by the Union which is described below under "—Legal Proceedings" and in the Form 20-F at "Item 8—Financial Information—Legal Proceedings—Labor-related Proceedings."

        Shortly after the events described above, in August 2004, the resignation of Mr. Juan Carlos Soriano from his position as Legal Counsel and Head of the Legal Department of Petróleos Mexicanos was requested and accepted, and Mr. J. Alfonso Iturbide Guerra was designated as Deputy Legal Counsel and Head of the Legal Department of Petróleos Mexicanos.

Legal Proceedings

Mexican Government Audits and Other Investigations

        At a hearing on July 20, 2004, a U.S. federal judge authorized the extradition of Rogelio Montemayor Seguy (former Director General of Petróleos Mexicanos) from the United States to Mexico in connection with the illegal diversion of federal moneys from PEMEX to the Union in 2000. Following this hearing, Mr. Montemayor surrendered himself to U.S. federal authorities in Texas and filed a habeas corpus petition appealing the decision. On August 5, 2004, his appeal was denied, and as of this date, an appeal of this decision to the federal appeals court has not been made. For more information on Mexican government audits and investigations, see "Item 8—Financial Information—Legal Proceedings—Mexican Government Audits and Other Investigations" in the Form 20-F.

        Following the submission by Pemex-Refining of a criminal complaint against former officers of Pemex-Refining to the Office of the Federal Attorney General in connection with the negotiation and settlement of a claim with Productos Ecológicos S.A. de C.V. (Proesa) regarding the early termination of a long-term MTBE supply and services contract, the Office of the Federal Attorney General filed charges against these officers for unlawful use of their corporate powers and privileges. For more information regarding the underlying claim and settlement, see "Item 8—Financial Information—Legal Proceedings—Mexican Government Audits and Other Investigations" in the Form 20-F. A federal judge subsequently issued formal imprisonment writs against former officers Mr. Mario Willars Andrade (former Director General of Pemex-Refining), Mr. Luis Ricardo Bouchot Guerrero and Mr. Cuauhtémoc Arce Herce. The proceeding against Mr. Arce is currently in its evidentiary stages.

Civil Actions

        In connection with the August 2003 claim filed by the Union against Petróleos Mexicanos before the Federal Council of Conciliation and Arbitration for alleged unpaid benefit payments, the Union and Petróleos Mexicanos agreed to settle this claim out of court and expressly waived any right to further pursue the claim pursuant to the side agreement referenced above under "—Directors, Senior Management and Employees." On August 3, 2004, the Union withdrew its claim from the Federal Council of Conciliation and Arbitration.

        Some Congressmen have questioned the benefits payments agreed between Petróleos Mexicanos and the Union under the side agreement described above. However, as of this date no formal charges or investigations have been commenced against Petróleos Mexicanos or its directors or officers in connection with the agreement. For more information on the claim filed by the Union and other Mexican government investigations relating to the Union, see "Item 8—Financial Information—Legal Proceedings" in the Form 20-F.

        In connection with the claims filed by CONPROCA, the construction company performing construction and maintenance services for Pemex-Refining's Cadereyta refinery, for expenses it incurred in providing those services, and by Petróleos Mexicanos and Pemex-Refining before the International Arbitration Court, the parties have until November 2, 2004 to file their respective responses to such claims.

        The claim brought by the Unión Nacional de Trabajadores de Confianza de la Industria Petrolera (the National Alliance of Non-Union Petroleum Industry Workers) relating to the constitutionality of the Multiples Services Contract (which we refer to as "MSC") entered into between Pemex-Exploration and Production and Repsol Exploración was remitted to an administrative judge after the initial court held that it lacked jurisdiction. On July 29, 2004, the administrative judge hearing the case found that certain records presented by the plaintiffs contained irregularities and consequently returned to the plaintiffs and declared void all records that had been submitted to allow them to cure certain irregularities. The plaintiffs subsequently appealed this decision, which appeal is currently pending. In connection with the second claim challenging the MSC program—brought by a group of Congressmen led by Senator Manuel Barlett Díaz—on July 27, 2004, Pemex-Exploration and Production provided the court with certain information that had been requested by the presiding judge, who subsequently acknowledged receipt of the claim presented by this group of Congressmen. Neither of these claims seek monetary damages as relief; rather, they seek a declaration that the MSCs are void and to prevent their execution.

        In December 2003, Unión de Sistemas Industriales, S.A. de C.V. filed a claim in a Mexican court against Pemex-Refining seeking approximately U.S. $142 million for, among other things, works performed and not paid under a construction agreement. In January 2004, Pemex-Refining filed a motion arguing that the court lacked jurisdiction, and on June 4, 2004 the judge granted the motion and remitted the claim to an administrative judge. Unión de Sistemas Industriales S.A. de C.V. subsequently appealed this decision, which appeal is currently pending resolution.

United Mexican States

        The following information regarding Mexico should be read in conjunction with "Item 4—Information on the Company—United Mexican States" in the Form 20-F.

The Economy

Prices and Wages

        Inflation for the seven months ended July 31, 2004 was 1.89%, 0.5 percentage points lower than for the same period of 2003.

Interest Rates

        On August 10, 2004, the 28-day Cetes rate was 7.23% and the 91-day Cetes rate was 7.50%.

Financial System

Central Bank and Monetary Policy

        During the first six months of 2004, the Ml money supply increased by 11.9% in real terms, as compared with the same period of 2003. In addition, checking account deposits denominated in pesos increased by 10.2% in real terms during the first six months of 2004, as compared with the same period of 2003.

        During the first six months of 2004, financial savings increased by 8.3% in real terms, as compared with the same period of 2003. Savings generated by Mexican residents increased by 7.9% in real terms and savings generated by non-residents increased by 32.4% in real terms during the first six months of 2004, each as compared with the same period of 2003.

        At August 9, 2004, the monetary base totaled Ps. 278.1 billion, an 8.4% nominal decrease from the level of Ps. 303.6 billion at December 31, 2003.

        Banco de México utilizes the "short" mechanism to induce necessary changes in interest rates to achieve inflation objectives. Banco de México has increased the "short" on four occasions during 2004, from Ps. 25 million to Ps. 29 million on February 20, 2004, from Ps. 29 million to Ps. 33 million on March 12, 2004, from Ps. 33 million to Ps. 37 million on April 27, 2004 and from Ps. 37 million to Ps. 41 million on July 23, 2004. These increases were made in response to internal and external factors that could have threatened the achievement of the 3.0% inflation target for 2004.

The Securities Market

        At June 30, 2004, the Stock Market Index stood at 10,281.82 points, representing a 16.9% increase from the level at December 31, 2003. At August 13, 2004, the Stock Market Index stood at 9,9790.62 points, representing an 11.3% increase from the level at December 31, 2003.

External Sector of the Economy

Foreign Trade

        According to preliminary figures, during the first six months of 2004, Mexico registered a trade deficit of U.S. $1.4 billion, as compared to a trade deficit of U.S. $1.5 billion in the same period of 2003. Merchandise exports increased by 14.2% during the first six months of 2004, to U.S. $90.9 billion, as compared to U.S. $79.6 billion for the same period of 2003. During the first six months of 2004, petroleum exports increased by 17.7%, while non-petroleum exports increased by 13.7%, each as compared to the same period of 2003.

        According to preliminary figures, during the first six months of 2004, total imports grew by 13.8% to U.S. $92.2 billion, as compared to U.S. $81.1 billion for the same period of 2003. During the first six months of 2004, imports of intermediate goods increased by 14.9%, imports of capital goods increased by 7.1% and imports of consumer goods increased by 13.1%, each as compared to the same period of 2003.

Balance of International Payments

        At August 6, 2004, Mexico's international reserves totaled U.S. $57.9 billion, an increase of U.S. $0.5 billion from the level at December 31, 2003. The net international assets of Banco de México totaled U.S. $60.3 billion at August 6, 2004, an increase of U.S. $1.2 billion from the level at December 31, 2003.

        Under the new mechanism to moderate the rate of accumulation of international reserves adopted on March 12, 2004 that commenced on May 3, 2004, Banco de México announced that the amount of dollars to be auctioned during the quarter from August 2004 through October 2004 is U.S. $22.0 million. The total amount of dollars to be sold in a quarter will be sold through daily auctions, each for an amount equal to the total for the quarter divided by the number of business days in the quarter.

Exchange Controls and Foreign Exchange Rates

        The peso/U.S. dollar exchange rate announced by Banco de México on August 10, 2004 (to take effect on the second business day thereafter) was Ps. 11.3943 = U.S. $1.00.

Public Finance

Revenues and Expenditures

        During the first six months of 2004, the public sector balance registered a surplus of Ps. 56.8 billion pesos, 13.5% lower in real terms than the surplus of Ps. 62.9 billion that was recorded on the same period of 2003 and the primary balance registered a surplus of Ps. 154.3 billion, 9.5% lower in real terms than the primary surplus for the same period of 2003.

Public Debt

Internal Debt

        At June 30, 2004, the net internal debt of the Mexican Government totaled U.S. $80.3 billion, as compared with the U.S. $82.5 billion outstanding at December 31, 2003. At June 30, 2004, the gross internal debt of the Government totaled U.S. $94.5 billion, as compared to U.S. $90.1 billion at December 31, 2003.

External Debt

        Outstanding gross external debt increased by approximately U.S. $1.8 billion during the first six months of 2004, from U.S. $79.0 billion at December 31, 2003 to U.S. $80.8 billion at June 30, 2004.

        Subsequent to June 30, 2004, Mexico issued U.S. $500,000,000 of its Floating Rate Notes due 2009 on August 9, 2004.

PEMEX PROJECT FUNDING MASTER TRUST

        The Pemex Project Funding Master Trust was organized as a statutory trust under Delaware law pursuant to a Trust Agreement dated November 10, 1998 (the "Trust Agreement"). The Bank of New York acts as managing trustee and The Bank of New York (Delaware) acts as Delaware trustee of the issuer. The Pemex Project Funding Master Trust's purpose is, as set forth in the Trust Agreement, to administer certain financial resources earmarked for PIDIREGAS, which are described below.

        On December 31, 1998, the guarantor transferred assets and liabilities related to PIDIREGAS totaling Ps. 12,104 million (U.S. $1,227 million) to the issuer.

        Petróleos Mexicanos is the sole beneficiary of the Pemex Project Funding Master Trust and controls the Pemex Project Funding Master Trust in all of its activities.

PIDIREGAS Projects

        Under Mexico's General Law of Public Debt, a PIDIREGAS must be a long-term productive infrastructure project that is:

  •
  related to an economic activity identified as a priority by the Mexican Government,

  •
  expected to generate funds sufficient to repay the financing incurred for the project, and

  •
  previously approved by the Mexican Government.

        Petróleos Mexicanos or a subsidiary guarantor negotiates and enters into turn-key and other contracts for the construction of PIDIREGAS. PEMEX subsequently delegates to the Pemex Project Funding Master Trust the payment obligations under the related project contracts and transfers any funds obtained through related financing transactions. Accordingly, upon receipt by PEMEX of invoices under the project contracts, Petróleos Mexicanos instructs the Pemex Project Funding Master Trust to make payment to the appropriate contractors.

        Financings for PIDIREGAS are either entered into by Petróleos Mexicanos and assigned to the Pemex Project Funding Master Trust or arranged by Petróleos Mexicanos and entered into directly by the Pemex Project Funding Master Trust, as is the case with the old securities and the new securities. In either case, funds obtained through these financings are transferred to The Bank of New York as managing trustee, whose decisions are, in turn, dictated by Petróleos Mexicanos. All payments under financings entered into by or assigned to the Pemex Project Funding Master Trust are unconditionally guaranteed by Petróleos Mexicanos. The subsidiary guarantors jointly and severally guarantee Petróleos Mexicanos' payment obligations under its guaranties of these financings.

        The Pemex Project Funding Master Trust has been consolidated with PEMEX and its subsidiary companies in the 2003 financial statements included in the Form 20-F and in the interim financial information set forth under "Recent Developments" in this prospectus.

Assignment and Indemnity Agreement

        Under an Assignment and Indemnity Agreement dated November 10, 1998, among Petróleos Mexicanos, The Bank of New York and the subsidiary guarantors, Petróleos Mexicanos and the subsidiary guarantors have assumed certain obligations of the Pemex Project Funding Master Trust with respect to the liabilities incurred or assumed by the Pemex Project Funding Master Trust in connection with PIDIREGAS. These obligations include:

  •
  the obligation of Petróleos Mexicanos to guarantee the repayment of the debt obligations undertaken by the Pemex Project Funding Master Trust to finance PIDIREGAS;

  •
  the obligation of Petróleos Mexicanos and the particular subsidiary guarantor that is sponsoring a PIDIREGAS to make payments to the issuer as may be necessary for the Pemex Project Funding Master Trust to fulfill its payment obligations in respect of any financing that the issuer has entered into in connection with the PIDIREGAS; and

  •
  the joint and several obligations of Petróleos Mexicanos and each of the subsidiary guarantors to indemnify the Pemex Project Funding Master Trust with respect to any liability incurred by the Pemex Project Funding Master Trust in connection with PIDIREGAS.

Liquidity and Capital Resources

        Petróleos Mexicanos makes decisions to draw-down funds under PIDIREGAS-related financings on the basis of the short-term obligations of the issuer under PIDIREGAS construction contracts. The issuer invests any excess liquidity in short-term investments, including interest-bearing deposits at Banco de México and Mexican commercial banks.

        At December 31, 2003, the cash and cash equivalents of the issuer totaled U.S. $2.2 billion, its total assets were U.S. $31.4 billion, its long-term indebtedness totaled U.S. $23.4 billion, its short-term indebtedness (including interest payable of U.S. $0.3 billion) totaled U.S. $3.3 billion and its other liabilities totaled U.S. $4.7 billion (including accounts payable to contractors of U.S. $1.5 billion and derivative instruments in a notional amount of U.S. $3.1 billion), of which short-term liabilities totaled U.S. $1.7 billion.

        At June 30, 2004, the cash and cash equivalents of the issuer totaled U.S. $2.2 billion, its total assets were U.S. $31.7 billion, its long-term indebtedness totaled U.S. $23.8 billion, its short-term indebtedness (including interest payable of U.S. $0.4 billion) totaled U.S. $3.7 billion and its other liabilities totaled U.S. $4.1 billion (including accounts payable to contractors of U.S. $1.0 billion and derivative instruments in a notional amount of U.S. $3.0 billion), of which short-term liabilities totaled U.S. $1.1 billion.

        The assets of the issuer consist primarily of the funds it receives through various PIDIREGAS financings incurred directly or indirectly by the issuer, earnings from the short-term investment of its excess liquidity and its rights to receive payment from Petróleos Mexicanos and the subsidiary guarantors.

        Future amortization of the issuer's outstanding indebtedness of U.S. $31.2 billion at June 30, 2004 is scheduled as follows:

Pemex Project Funding Master Trust
Indebtedness Amortization Schedule

Maturities
2004	2005	2006	2007	2008	Over 5 years
(in millions of dollars)
U.S. $2,199.2	U.S. $2,807.2	U.S. $3,239.3	U.S. $3,716.0	U.S. $3,739.7	U.S. $15,510.2

THE EXCHANGE OFFERS

Background and Purpose of the Exchange Offers

        We are making the exchange offers voluntarily. We sold the old securities to their initial purchasers pursuant to terms agreements dated February 5, 2001 for the 8.50% old notes, December 3, 2002 for the December 2002 issuance of the 7.375% old notes, May 28, 2003 for the June 2003 issuance of the 7.375% old notes, January 25, 2002 for the February 2002 issuance of the 8.625% old bonds and March 18, 2003 for the March 2003 issuance of the 8.625% old bonds. In each case, the initial purchasers then resold the old securities to other purchasers in offshore transactions in reliance on Regulation S of the Securities Act and to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

        We previously exchanged U.S. $963,704,000 principal amount of 8.50% Notes due 2008 for an equal principal amount of 8.50% new notes in an exchange offer that we commenced in August 2001. We exchanged U.S. $1,731,905,000 principal amount of 7.375% Notes due 2014 for an equal principal amount of 7.375% new notes in exchange offers that we commenced in February 2003 and August 2003. We exchanged U.S. $952,915,000 principal amount of 8.625% Bonds due 2022 for an equal principal amount of 8.625% new bonds in exchange offers that we commenced in February 2003 and August 2003.

        As of the date of this prospectus, U.S. $36,296,000 principal amount of 8.50% old notes, U.S. $18,095,000 principal amount of 7.375% old notes and U.S. $47,085,000 principal amount of 8.625% old bonds remain outstanding. The purpose of these exchange offers is to exchange any and all of the outstanding old securities for new securities.

General Terms of the Exchange Offers

        We are offering, upon the terms and subject to the conditions set forth in this prospectus, and in the accompanying letters of transmittal, to exchange the old securities for new securities as follows:

New Securities Series	Corresponding Old Securities Series
8.50% new notes due 2008	8.50% old notes due 2008
7.375% new notes due 2014	7.375% old notes due 2014
8.625% new bonds due 2022	8.625% old bonds due 2022

        As of the date of this prospectus, the following amounts of each series of old securities are outstanding:

  •
  U.S. $36,296,000 aggregate principal amount of 8.50% old notes due 2008

  •
  U.S. $18,095,000 aggregate principal amount of 7.375% old notes due 2014

  •
  U.S. $47,085,000 aggregate principal amount of 8.625% old bonds due 2022

        Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept for exchange all old securities that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue new securities in exchange for an equal principal amount of outstanding old securities accepted in the exchange offers. Holders may only tender 8.50% old notes in a principal amount of U.S. $1,000 and integral multiples thereof. Holders may only tender 7.375% old notes and 8.625% old bonds in a principal amount of U.S. $10,000 and integral multiples of U.S. $1,000 in excess thereof. Subject to these requirements, you may tender less than the aggregate principal amount of any series of old securities you hold, as long as you appropriately indicate this fact in the letter of transmittal accompanying the old securities you are tendering.

        Holders participating in the exchange offers will be required to pay an exchange fee of U.S. $5.00 for each U.S. $1,000 principal amount of old securities they tender in the exchange, which we will use to pay our expenses in conducting the exchange offers.

        We are sending this prospectus, together with the letter of transmittal, to all holders of record of old securities as of August 25, 2004. However, we have chosen this date solely for administrative purposes, and there is no fixed record date for determining which holders of old securities are entitled to participate in the exchange offers. Only holders of old securities, their legal representatives or their attorneys-in-fact may participate in the exchange offers.

        The exchange offers are not conditioned upon any minimum principal amount of old securities being tendered for exchange. However, our obligation to accept old securities for exchange is subject to certain conditions as set forth below under "—Conditions to the Exchange Offers."

        Any holder of old securities that is an "affiliate" of the Pemex Project Funding Master Trust or an "affiliate" of any of the guarantor or the subsidiary guarantors may not participate in the exchange offers. We use the term "affiliate" as defined in Rule 405 of the Securities Act. We believe that, as of the date of this prospectus, no such holder is an "affiliate" as defined in Rule 405.

        At the time the exchange offers commence, we will publish a notice in Luxembourg announcing the date of the commencement of the exchange offers and the expiration date. Upon completion of the exchange offers, we will publish the results of the exchange offers in Luxembourg, and we will file with the Luxembourg Stock Exchange a supplemental prospectus that specifies the results of the exchange offers, including the amount exchanged and information regarding the new securities.

        We will have formally accepted validly tendered old securities when we give written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the purpose of receiving old securities from holders and delivering new securities to them in exchange.

        The new securities issued pursuant to the exchange offers will be delivered as promptly as practicable following the expiration date. If we do not extend the expiration date, then we would expect to deliver the new securities on or about September 29, 2004.

Representations upon Tender of Old Securities

        By tendering old securities in exchange for new securities, each holder will represent to us that:

  •
  any new securities you receive will be acquired in the ordinary course of your business;

  •
  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the new securities;

  •
  neither you nor any person who will receive the new securities has any arrangement or understanding with any person to participate in a distribution of the new securities;

  •
  you are not an "affiliate" of ours or any of the guarantor or the subsidiary guarantors, as that term is defined in Rule 405 of the Securities Act; and

  •
  if you are a broker-dealer, (a) you will receive new securities for your own account in exchange for old securities that were acquired as a result of market-making activities or other trading activities and (b) you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new securities.

Resale of New Securities

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to other issuers, we believe that you may offer for resale, resell or otherwise transfer the new securities issued in the exchange offers without compliance with the registration and prospectus delivery provisions of the Securities Act. However, this right to freely offer, resell and transfer exists only if:

  •
  you are not a broker-dealer who purchased the old securities directly from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

  •
  you are not an "affiliate" of the Pemex Project Funding Master Trust, Petróleos Mexicanos or one of the subsidiary guarantors, as the term "affiliate" is defined in Rule 405 under the Securities Act; and

  •
  you are acquiring the new securities in the ordinary course of your business, you are not participating in, and do not intend to participate in, a distribution of the new securities and you have no arrangement or understanding with any person to participate in a distribution of the new securities.

        If you acquire new securities in the exchange offers for the purpose of distributing or participating in a distribution of the new securities or you have any arrangement or understanding with respect to the distribution of the new securities, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

        Each broker-dealer participating in the exchange offers must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new securities received in exchange for old securities that were acquired as a result of market-making activities or other trading activities. The letter of transmittal that all holders must complete in order to participate in the exchange states that by acknowledging this obligation and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new securities received in exchange for old securities where the broker-dealer acquired the old securities as a result of market-making activities or other trading activities. We will make this prospectus available to any broker-dealer for up to 15 days after the expiration date for use in connection with any such resale. See "Plan of Distribution."

Expiration Date; Extensions; Amendments

        The exchange offers will expire on September 29, 2004, at 5:00 p.m., New York City time, unless we extend the exchange offers. If we extend them, the exchange offers will expire on the latest date and time to which they are extended.

        If we elect to extend the expiration date, we will notify the exchange agent of the extension by written notice and will make a public announcement regarding the extension prior to 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion, to:

  •
  delay accepting any old securities tendered,

  •
  extend the exchange offers, and

  •
  amend the terms of the exchange offers in any manner.

        If we amend the exchange offers and we determine that the change is material, we will promptly disclose the amendments in a prospectus supplement that we will distribute to the registered holders of the old securities. The term "registered holder" as used in this prospectus with respect to the old securities means any person in whose name the old securities are registered on the books of the trustee.

        If the exchange offers are extended, we will publish a notice in Luxembourg, and we will notify the Luxembourg Stock Exchange of the new expiration date.

Procedures for Tendering Old Securities

        Old securities can only be tendered by a financial institution that is a participant in the book entry transfer system of The Depository Trust Company ("DTC").

        If you are a DTC participant and you wish to tender your old securities in the exchange offers, you must:

  1.
  transmit your old securities by book-entry transfer to the account maintained by the exchange agent at the book-entry transfer facility system maintained by DTC before 5:00 p.m., New York City time, on the expiration date;

  2.
  acknowledge and agree to be bound by the terms of the letter of transmittal through electronic transmission of an agent's message via DTC's Automated Tender Offer Program ("ATOP") system; and

  3.
  pay the exchange fee of U.S. $5.00 per U.S. $1,000 principal amount of old securities tendered, by wire transfer to the exchange agent's account at DTC.

        The term "agent's message" means a computer-generated message that DTC's book-entry transfer facility has transmitted to the exchange agent and that the exchange agent has received. The agent's message forms part of a book-entry transfer confirmation, which states that DTC has received an express acknowledgment from you as the participating holder tendering old securities that you have received the letter of transmittal and agree to be bound by its terms. We may enforce this agreement against you.

        If you are not a direct participant in DTC and hold your old securities through a DTC participant or the facilities of Euroclear or Clearstream Banking, société anonyme ("Clearstream, Luxembourg"), you must:

  1.
  submit in accordance with the procedures of the DTC participant, Euroclear or Clearstream, Luxembourg a completed and executed letter of transmittal with respect to the old securities being tendered;

  2.
  deliver computerized instructions to the DTC participant, Euroclear or Clearstream, Luxembourg to transfer your old securities to the exchange agent's account at DTC; and

  3.
  arrange for the DTC participant or Euroclear or Clearstream, Luxembourg to pay the exchange fee on your behalf.

        You must be sure to take these steps sufficiently in advance of the expiration date to allow enough time for the DTC participant, Euroclear or Clearstream, Luxembourg to arrange for the timely electronic submission of the letter of transmittal, as well as delivery of your old securities, through DTC's ATOP system.

        Delivery of documents to Euroclear or Clearstream, Luxembourg does not constitute delivery to the exchange agent through DTC's ATOP system. You may not send any old securities, letters of transmittal or other documents to us.

        You can obtain copies of the letter of transmittal at the offices of the exchange agent and our Luxembourg listing agent, whose addresses are set forth below.

        In the unlikely event that your old securities are issued in definitive certificated form, you may tender your certificated securities by delivering them duly endorsed with a properly executed letter of transmittal, by hand or overnight courier, to the exchange agent at its address set forth under "—Exchange Agent" or to the exchange agent in Luxembourg at:

Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Phone: (352) 42122-1
Fax: (352) 42122-449

on or before 5:00 p.m., New York City time, on the expiration date.

        If you are a beneficial owner whose old securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old securities in the exchange offers, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

        Your tender of old securities and our acceptance of them as part of the exchange offers will constitute an agreement between you and the Pemex Project Funding Master Trust under which both of us accept the terms and conditions contained in this prospectus and in the letter of transmittal.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of old securities tendered for exchange, and our determinations will be final and binding. We reserve the absolute right to reject any and all old securities that are not properly tendered or any old securities which we cannot, in our opinion or that of our counsel, lawfully accept. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offers as to particular old securities or particular holders of old securities either before or after the expiration date.

        Our interpretation of the terms and conditions of the exchange offers (including the letter of transmittal and accompanying instructions) will be final and binding on all parties. Unless we waive them, any defects or irregularities in connection with tenders of old securities for exchange must be cured within a period of time that we will determine. While we will use reasonable efforts to notify holders of defects or irregularities with respect to tenders of old securities for exchange, we will not incur any liability for failure to give notification. We will not consider old securities to have been tendered until any defects or irregularities have been cured or waived.

        If any letter of transmittal or any other documents required by the letter of transmittal are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate his or her status when signing and must submit proper evidence that satisfies us that he or she has the authority to act in this capacity, unless we waive this requirement.

Acceptance of Old Securities for Exchange; Delivery of New Securities

        After all the conditions to the exchange offers have been satisfied or waived, we will accept any and all old securities that are properly tendered before 5:00 p.m., New York City time, on the expiration date. We will deliver the new securities that we issue in the exchange offers as promptly as practicable after the expiration date. For purposes of the exchange offers, we will have formally accepted validly tendered old securities when we give written notice of acceptance to the exchange agent.

        We will issue new securities in exchange for old securities only after the exchange agent's timely receipt of:

  •
  a confirmation of a book-entry transfer of the old securities into the exchange agent's DTC account;

  •
  an agent's message transmitted through DTC's ATOP system in which the tendering holder acknowledges and agrees to be bound by the letter of transmittal; and

  •
  payment of the exchange fee.

        However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offers. If we do not accept any tendered old securities for any reason, they will be returned, without expense to the tendering holder, as promptly as practicable after the expiration or termination of the exchange offers.

Withdrawal of Tenders

        Unless we have already accepted the old securities under the exchange offers, you may withdraw your tendered old securities at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice through the electronic submission of an agent's message through, and in accordance with, the withdrawal procedures applicable to DTC's ATOP system, before we have accepted the old securities for exchange and before 5:00 p.m., New York City time, on the expiration date. Notices of withdrawal must:

  1.
  specify the name of the person who deposited the old securities to be withdrawn,

  2.
  identify the series of old securities to be withdrawn, including the principal amount of such old securities, and

  3.
  be signed electronically by the holder in the same manner as the original signature on the letter of transmittal by which the holder tendered the old securities.

        We will determine in our sole discretion all questions relating to the validity, form, eligibility and time of receipt of withdrawal notices. We will consider old securities that are properly withdrawn as not validly tendered for exchange for purposes of the exchange offers. Any old securities that are tendered for exchange but are withdrawn will be returned to their holder, without cost, as soon as practicable after their valid withdrawal, together with the corresponding exchange fee. You may retender any old securities that have been properly withdrawn at any time on or before the expiration date by following the procedures described under "—Procedures for Tendering Old Securities" above.

Conditions to the Exchange Offers

        Notwithstanding any other terms of the exchange offers or any extension of the exchange offers, there are some circumstances in which we are not required to accept old securities for exchange or issue new securities in exchange for them. In these circumstances, we may terminate or amend the exchange offers as described above before accepting old securities. We may take these steps if:

  •
  we determine that we are not permitted to effect the exchange offers because of any change in law or applicable interpretations by the SEC;

  •
  a stop order is in effect or has been threatened with respect to the exchange offers or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; provided that we use our best efforts to prevent the stop order from being issued, or if it has been issued, to have it withdrawn as promptly as practicable; or

  •
  we determine in our reasonable judgment that our ability to proceed with the exchange offers may be materially impaired because of changes in the SEC staff's interpretations.

        If we determine, in good faith, that any of the foregoing conditions are not satisfied, we have the right to:

  •
  refuse to accept any old securities and return all tendered securities to the tendering holders,

  •
  extend the exchange offers and retain all old securities that were tendered prior to the expiration date, unless the holders exercise their right to withdraw them (see "—Withdrawal of Tenders"), or

  •
  waive the unsatisfied conditions of the exchange offers and accept all validly tendered old securities that have not been withdrawn. If a waiver of this type constitutes a material change to the exchange offers, we will promptly disclose the waiver in a supplement to this prospectus that will be distributed to the registered holders. We may also extend the exchange offers for a period of time, depending on the waiver's significance and the manner in which it was disclosed to the registered holders, if the exchange offers would otherwise expire during that period.

Consequences of Failure to Exchange

        You will not be able to exchange old securities for new securities under the exchange offers if you do not tender your old securities by the expiration date. After the exchange offers expire, holders may not offer or sell their untendered old securities in the United States except in accordance with an applicable exemption from the registration requirements of the Securities Act.

The Exchange Agent; Luxembourg Listing Agent

        Deutsche Bank Trust Company Americas is the exchange agent. All tendered old securities, executed letters of transmittal and other related documents should be directed to the exchange agent, by book-entry transfer as detailed under "—Procedures for Tendering Old Securities." You should address questions, requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents to the exchange agent as follows:

DB Services Tennessee, Inc.
Trust & Securities Services
Reorganization Unit
648 Grassmere Park Road
Nashville, Tennessee 37211
Phone: (800) 735-7777

or

Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Phone: (352) 42122-1
Fax: (352) 42122-449

        You may also obtain copies of the letter of transmittal from our Luxembourg listing agent at the following address:

Kredietbank S.A., Luxembourgeoise
43 Boulevard Royal
L-2955 Luxembourg

Fees and Expenses

        Holders participating in the exchange must pay an exchange fee of U.S. $5.00 per U.S. $1,000 principal amount of old securities. We will pay all expenses related to our performance of the exchange offers, including:

  •
  all SEC registration and filing fees and expenses,

  •
  all costs related to compliance with federal securities and state "blue sky" laws,

  •
  all printing expenses,

  •
  all fees and disbursements of our attorneys, and

  •
  all fees and disbursements of our independent certified public accountants.

        We will use the exchange fee to cover these expenses.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offers. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with the exchange offers.

Transfer Taxes

        We will pay all transfer taxes incurred by you as a holder tendering your old securities for exchange under the exchange offers. However, you will be responsible for paying any applicable transfer taxes on those transactions if:

  •
  you instruct us to register the new securities in someone else's name, or

  •
  you request that we return untendered or withdrawn old securities or old securities not accepted in the exchange offer to someone else.

DESCRIPTION OF THE NEW SECURITIES

General

        This is a summary of the material terms of the new securities and the indenture dated July 31, 2000 among the Pemex Project Funding Master Trust, Petróleos Mexicanos and the trustee. Because this is a summary, it does not contain the complete terms of the new securities and the indenture, and may not contain all the information that you should consider before investing in the new securities. A copy of the indenture has been filed as an exhibit to the registration statement, which includes this prospectus. We urge you to closely examine and review the indenture itself. See "Where You Can Find More Information" for information on how to obtain a copy. You may also inspect a copy of the indenture at the corporate trust office of the trustee, which is currently located at:

Deutsche Bank Trust Company Americas
Trust & Securities Services
60 Wall Street—27th Floor
New York, NY 10005
Phone: (212) 250-7345
Fax: (212) 797-8615

and at the office of the Luxembourg paying and transfer agent and exchange agent in Luxembourg, which is located at:

Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Phone: (352) 42122-1
Fax: (352) 42122-449

        We will issue the new securities under the indenture. The form and terms of the new securities will be identical in all material respects to the form and terms of the old securities except that:

  •
  we will register the new securities under the Securities Act and therefore they will not bear legends restricting their transfer; and

  •
  we will not issue the new securities under our medium-term note program.

        We will issue the 8.50% new notes only in fully registered form, without coupons and in denominations of U.S. $1,000 and integral multiples thereof. We will issue the 7.375% new notes and the 8.625% new bonds only in fully registered form, without coupons and in denominations of U.S. $10,000 and integral multiples of U.S. $1,000 in excess thereof. One or more registered securities in global form will represent the new securities, and in certain circumstances, new securities in definitive form may represent the new securities. See "Book Entry; Delivery and Form."

        The new securities will be issued in three series which will mature on February 15, 2008, in the case of the 8.50% new notes, December 15, 2014, in the case of the 7.375% new notes, and February 1, 2022, in the case of the 8.625% new bonds. The new securities of each series will bear interest at the relevant rate that is stated on the cover page of this prospectus. We will compute the amount of each interest payment on the basis of a 360-day year consisting of twelve 30-day months.

        We will pay interest on the following dates:

  •
  for the 8.50% new notes, February 15 and August 15 of each year, commencing on February 15, 2005,

  •
  for the 7.375% new notes, June 15 and December 15 of each year, commencing on December 15, 2004, and

  •
  for the 8.625% new bonds, February 1 and August 1 of each year, commencing on February 1, 2005.

Consolidation

        The 8.50% new notes will be consolidated to form a single series with, and be fully fungible with, U.S. $963,704,000 principal amount of registered 8.50% Notes due 2008, which we issued in September 2001 pursuant to an exchange offer that we commenced in August 2001. The 7.375% new notes will be consolidated to form a single series with, and be fully fungible with, U.S. $1,731,905,000 principal amount of registered 7.375% Notes due 2014, which we issued in March 2003 and September 2003 pursuant to exchange offers that we commenced in February 2003 and August 2003, respectively. The 8.625% new bonds will be consolidated to form a single series with, and be fully fungible with, U.S. $952,915,000 principal amount of registered 8.625% Bonds due 2022, which we issued in March 2003 and September 2003 pursuant to exchange offers that we commenced in February 2003 and August 2003, respectively.

        The 8.50% new notes we are offering, the 8.50% old notes we previously sold and the U.S. $963,704,000 principal amount of previously registered 8.50% Notes due 2008 will collectively be a single series for all purposes under the indenture, including waivers, amendments, redemption, offers to purchase and acceleration. The 7.375% new notes we are offering, the 7.375% old notes we previously sold and the $1,731,905,000 principal amount of previously registered 7.375% Notes due 2014, will collectively be a single series for all purposes under the indenture. The 8.625% new bonds we are offering, the 8.625% old bonds we previously sold and the U.S. $952,915,000 principal amount of previously registered 8.625% Bonds due 2022, will collectively be a single series for all purposes under the indenture.

Principal and Interest Payments

        We will make payments of principal of and interest on the new securities represented by a global security by wire transfer of U.S. dollars to DTC or to its nominee as the registered owner of the new securities, which will receive the funds for distribution to the holders. We expect that the holders will be paid in accordance with the procedures of DTC and its participants. Neither we nor the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

        If the new securities are represented by definitive securities, we will make interest and principal payments to you, as a holder, by wire transfer if:

  •
  you own at least $10,000,000 aggregate principal amount of new securities; and

  •
  not less than 15 days before the payment date, you notify the trustee of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions.

OR

  •
  we are making the payments at maturity; and

  •
  you surrender the new securities at the corporate trust office of the trustee or at the offices of the other paying agents that we appoint pursuant to the indenture.

        If we do not pay interest by wire transfer for any reason, we will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the register maintained by the trustee on the applicable record date.

        We will pay interest payable on the new securities, other than at maturity, to the registered holders at the close of business on the 15th day (whether or not a business day) (a "regular record date") before the due date for the payment. Should we not make punctual interest payments, such payments will no longer be payable to the holders of the new securities on the regular record date. Under such circumstances, we may either:

  •
  pay interest to the persons in whose name the new securities are registered at the close of business on a special record date for the payment of defaulted interest. The trustee will fix the special record date and will provide notice of that date to the holders of the new securities not less than ten days before the special record date; or

  •
  pay interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the new securities are then listed.

        Interest payable at maturity will be payable to the person to whom principal of the new securities is payable.

        If any money that the issuer, the guarantor or a subsidiary guarantor pays to the trustee for principal or interest is not claimed at the end of two years after the payment was due and payable, the trustee will repay that amount to the issuer upon its written request. After that repayment, the trustee will not have any further liability with respect to the payment. However, the issuer's obligation to pay the principal of and interest on the new securities, and the obligations of the guarantor and the subsidiary guarantors on their respective guaranties and subsidiary guaranties with respect to that payment, will not be affected by that repayment. Unless otherwise provided by applicable law, your right to receive payment of principal of any new security (whether at maturity or otherwise) or interest will become void at the end of five years after the due date for that payment.

        If the due date for the payment of principal, interest or additional amounts with respect to any new security falls on a Saturday or Sunday or another day on which the banks in New York are authorized to be closed, then holders will have to wait until the next business day to receive payment. You will not be entitled to any extra interest or payment as a result of that delay.

Paying and Transfer Agents

        We will pay principal of the new securities, and holders of the new securities may present them for registration of transfer or exchange, at:

  •
  the corporate trust office of the trustee,

  •
  the office of the Luxembourg paying and transfer agent, or

  •
  the office of any other paying agent or transfer agent that we appoint.

        With certain limitations that are detailed in the indenture, we may, at any time, change or end the appointment of any paying agent or transfer agent with or without cause. We may also appoint another, or additional, paying agent or transfer agent, as well as approve any change in the specified offices through which those agents act. In any event, however:

  •
  at all times we must maintain a paying agent, transfer agent and registrar in New York, New York, and

  •
  if and for as long as the new securities are listed on the Luxembourg Stock Exchange, and if the rules of that stock exchange require, we must have a paying agent and a transfer agent in Luxembourg.

        We have initially appointed the trustee at its corporate trust office as principal paying agent, transfer agent, authenticating agent and registrar for all of the new securities. The trustee will keep a register in which we will provide for the registration of transfers of the new securities.

        We will give you notice of any of these terminations or appointments or changes in the offices of the agents in accordance with "—Notices" below.

Guaranties

        Guaranty.    Pursuant to the indenture, Petróleos Mexicanos has unconditionally guaranteed the due and punctual payment of all amounts payable by the issuer in respect of the securities, as and when the same shall become due and payable, whether at maturity, by declaration of acceleration or otherwise.

        Subsidiary Guaranties.    In a guaranty agreement dated July 29, 1996, which we refer to as the subsidiary guaranty agreement, among Petróleos Mexicanos and the subsidiary guarantors, each of the subsidiary guarantors will be jointly and severally liable with Petróleos Mexicanos for all payment obligations of Petróleos Mexicanos under international financing agreements entered into by Petróleos Mexicanos. This liability extends only to those payment obligations that Petróleos Mexicanos designates as being entitled to the benefit of the subsidiary guaranty agreement in a certificate of designation.

        Petróleos Mexicanos has designated both the indenture and the new securities as benefiting from the guaranty agreement in certificates of designation, dated July 31, 2000 and February 12, 2001 for the 8.50% notes; December 3, 2002, December 12, 2002 and June 4, 2003 for the 7.375% notes; and November 14, 2001, February 1, 2002, December 3, 2002 and March 21, 2003 for the 8.625% bonds. Accordingly, each of the subsidiary guarantors will be unconditionally liable for Petróleos Mexicanos' obligations under its guaranty of all amounts payable by the issuer in respect of the new securities as and when they become due and payable.

        Under the terms of the subsidiary guaranty agreement, each of the subsidiary guarantors will be jointly and severally liable for the full amount of each payment under the guaranty by the guarantor. Although the issuer, the guarantor and the subsidiary guarantors may terminate the guaranty agreement in the future, the guaranties of the subsidiary guarantors on all obligations designated before termination will remain in effect until all amounts payable with respect to such obligations have been paid in full. These designated amounts will include the entire principal of and interest on the new securities.

        Any amendment to the subsidiary guaranty agreement which would affect the rights of any party to, or beneficiary of, the indenture and the new securities will be valid only with the consent of the same parties, or percentage of holders, as is required to amend the indenture or the new securities.

Ranking of New Securities and Guaranties

        The new securities will be direct, unsecured and unsubordinated Public External Indebtedness of the issuer. All of the new securities will be equal in the right of payment with each other.

        The payment obligations of the Pemex Project Funding Master Trust under the new securities will rank equally with all of its other present and future unsecured and unsubordinated Public External Indebtedness for borrowed money. The guaranty of the new securities by Petróleos Mexicanos and the guaranties by the subsidiary guarantors of Petróleos Mexicanos' payment obligations under its guaranty will be direct, unsecured and unsubordinated Public External Indebtedness of the guarantor and the subsidiary guarantors and will rank equal in the right of payment with each other and with all other present and future unsecured and unsubordinated Public External Indebtedness for borrowed money of Petróleos Mexicanos and the subsidiary guarantors, respectively.

  The new securities are not obligations of, or guaranteed by, Mexico.

Additional Amounts

        When the issuer, the guarantor or the subsidiary guarantors make a payment on the new securities or its respective guaranty, we may be required to deduct or withhold present or future taxes, assessments or other governmental charges imposed by Mexico or a political subdivision or taxing authority of or in Mexico (we call these Mexican withholding taxes). If this happens, the issuer, the guarantor or the subsidiary guarantors will pay the holders of the new securities additional amounts as may be necessary to insure that every net payment made by the issuer, the guarantor or the subsidiary guarantors, after deduction or withholding for Mexican withholding taxes, will not be less than the amount actually due and payable on the new securities. However, this obligation to pay additional amounts will not apply to:

  1.
  any Mexican withholding taxes which would not have been imposed on a holder of new securities were there not some past or present connection between the holder and Mexico or any of its political subdivisions, territories, possessions or areas subject to its jurisdiction, including, but not limited to, that holder:

  •
  being or having been a citizen or resident of Mexico,

  •
  maintaining or having maintained an office, permanent establishment or a branch in Mexico,

  •
  being or having been present or engaged in trade or business in Mexico, except for a connection arising solely from the ownership of, or the receipt of payment under, the new securities; or

  2.
  any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

  3.
  any Mexican withholding taxes that are imposed because the holder failed to comply with any certification, identification, information, documentation, declaration or other reporting requirement that is imposed or required by a statute, treaty, regulation, general rule or administrative practice as a precondition to exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Mexican withholding taxes, but only if we have given written notice to the trustee with respect to these reporting requirements at least 60 days before:

  •
  the first payment date to which this paragraph (3) applies; and

  •
  in the event the requirements change, the first payment date after a change in the reporting requirements to which this paragraph (3) applies;

  4.
  any Mexican withholding taxes imposed at a rate greater than 4.9%, if a holder has failed to provide, on a timely basis at our reasonable request, any information or documentation (not included in paragraph (3) above) concerning the holder's eligibility, if any, for benefits under an income tax treaty that Mexico is a party to that is necessary to determine the appropriate deduction or withholding rate of Mexican withholding taxes under that treaty;

  5.
  any Mexican withholding taxes that would not have been imposed if the holder had presented its new security for payment within 15 days after the date when the payment became due and payable or the date payment was provided for, whichever is later;

  6.
  any payment to a holder who is a fiduciary, partnership or someone other than the sole beneficial owner of the payment, to the extent that the beneficiary or settlor with respect to the fiduciary, a member of the partnership or the beneficial owner of the payment would not have been entitled to the payment of the additional amounts had the beneficiary, settlor, member or beneficial owner actually been the holder of the new security; or

  7.
  in the case of the 7.375% notes and the 8.625% bonds, any withholding tax or deduction imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such a directive or presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant security to another paying and transfer agent in a member state of the European Union.

        All references in this prospectus to principal of and interest on new securities, unless the context otherwise requires, mean and include all additional amounts, if any, payable on the new securities.

        Paragraphs (3) and (4) above will not apply if the reporting requirements described in those paragraphs would be materially more onerous, in form, procedure or the substance of the information disclosed, to the holder or beneficial owner of the new securities, than comparable information or other applicable reporting requirements under United States federal income tax law (including the United States-Mexico income tax treaty), enacted or proposed regulations and administrative practice. When looking at the comparable burdens, we will take into account the relevant differences between United States and Mexican law, regulations and administrative practice.

        In addition, paragraphs (3) and (4) will not apply if Rule 3.23.8, published in the Official Gazette of the Federation on April 30, 2004, or a substantially similar future rule, is in effect, unless:

  •
  the reporting requirements in paragraphs (3) and (4) are expressly required by statute, regulation, general rules or administrative practice in order to apply Rule 3.23.8 or a substantially similar future rule, and we cannot get the necessary information or satisfy any other reporting requirements on our own through reasonable diligence and we would otherwise meet the requirements to apply Rule 3.23.8 or a substantially similar future rule; or

  •
  in the case of a holder or beneficial owner that is a pension fund or other tax exempt organization, if that entity would be subject to a lesser Mexican withholding tax than provided in Rule 3.23.8 if the information required in paragraph (4) were furnished.

We will not interpret paragraph (3) or (4) above to require a holder or beneficial owner of the new securities to register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding taxes.

        Upon written request, we will provide the trustee, the holders and the paying agent with a certified or authenticated copy of an original receipt of the payment of Mexican withholding taxes which the issuer, the guarantor or a subsidiary guarantor has withheld or deducted from any payments made under or with respect to the new securities or the guaranty of the new securities.

        If we pay additional amounts with respect to the new securities that are based on rates of deduction or withholding of Mexican withholding taxes that are higher than the applicable rate, and the holder is entitled to make a claim for a refund or credit of this excess, then by accepting the new security, the holder shall be deemed to have assigned and transferred all right, title and interest to any claim for a refund or credit of this excess to the issuer, the guarantor or the applicable subsidiary guarantor, as the case may be. However, by making this assignment, you do not promise that we will be entitled to that refund or credit and you will not incur any other obligation with respect to that claim.

Tax Redemption

        The issuer has the option to redeem either (or both) series of the new securities in whole, but not in part, at par at any time, together with, if applicable, interest accrued to, but excluding, the date fixed for redemption, if:

  1.
  the issuer or the guarantor certifies to the trustee immediately prior to giving the notice that it has or will become obligated to pay greater additional amounts than we would have been obligated to pay if payments (including payments of interest) on the new securities or payments under the guaranties with respect to interest on the new securities were subject to withholding tax at a rate of 10%, because of a change in, or amendment to, or lapse of, the laws, regulations or rulings of Mexico or any of its political subdivisions or taxing authorities affecting taxation, or any change in, or amendment to, an official interpretation or application of laws, regulations or rulings, that becomes effective on or after the date of issuance of such securities; and

  2.
  before publishing any notice of redemption, the issuer shall deliver to the trustee a certificate signed by the issuer or the guarantor stating that the issuer or the guarantor cannot avoid the obligation referred to in paragraph (1) above, despite taking reasonable measures available to it. The trustee is entitled to accept this certificate as sufficient evidence of the satisfaction of the requirements of paragraph (1) above.

        We can exercise our redemption option by giving the holders of the new securities irrevocable notice not less than 30 but not more than 60 days before the date of redemption. Once accepted, a notice of redemption will be conclusive and binding on the holders of the new securities. We may not give a notice of redemption earlier than 90 days before the earliest date on which we would have been obligated to pay additional amounts as described in paragraph (1) above, and at the time we give that notice, our obligation to pay additional amounts must still be in effect.

Assumption of Issuer's Obligations by the Guarantor

        Petróleos Mexicanos may at any time directly assume the payment and performance obligations of the issuer under any of the series of the securities and the issuer's obligations under the indenture with respect to the same series of securities without the consent of the holders, but only if, after giving effect to this assumption, no event of default under the relevant securities has occurred and is continuing. Upon the assumption, the guarantor will execute a supplemental indenture evidencing this assumption and the issuer will be released from its obligations with respect to the securities.

Negative Pledge

        Petróleos Mexicanos will not create or permit to exist, and will not allow the issuer, Petróleos Mexicanos' subsidiaries or the subsidiary guarantors or any of their respective subsidiaries to create or permit to exist, any Security Interest in their crude oil or receivables in respect of crude oil to secure:

  •
  any of its or their Public External Indebtedness,

  •
  any of its or their guarantees of Public External Indebtedness, or

  •
  any Public External Indebtedness or guarantees of any other person,

Unless at the same time or before creating such Security Interest the securities are secured equally and ratably by the same Security Interest or are given another Security Interest approved by the holders of at least 66 2/3% in aggregate principal amount of the securities of each series.

        However, the issuer, the guarantor, the subsidiary guarantors and their respective subsidiaries may create Security Interests in their crude oil and crude oil receivables if:

  1.
  on the date the Security Interest is created, the total of:

  •
  the amount of principal and interest payments secured by Oil Receivables due during that calendar year under Receivable Financings entered into on or before that date; plus

  •
  the total revenues in that calendar year from the sale of crude oil or natural gas transferred, sold, assigned or disposed of in Forward Sales that are not Government Forward Sales entered into on or before that date; and

  •
  the total amount of payments of the purchase price of crude oil, natural gas or Petroleum Products foregone in that calendar year as a result of all Advance Payment Arrangements entered into on or before that date;

    is not greater than $4,000,000,000 (or the equivalent in other currencies) minus the amount of Government Forward Sales in that calendar year;

  2.
  the total outstanding amount at any one time of all Receivables Financings, Forward Sales (other than Government Forward Sales) and Advance Payment Arrangements is not greater than $12,000,000,000 (or its equivalent in other currencies); and

  3.
  the guarantor furnishes a certificate to the trustee that certifies that, on the date of the creation of the Security Interest, there is no default under any of the financing documents that are identified in the indenture resulting from a failure to pay principal or interest.

        For a more detailed description of paragraph (3) above, you may look to the indenture.

        The negative pledge does not restrict the issuer, the guarantor, the subsidiary guarantors or any of their respective subsidiaries from creating Security Interests over any of their assets, other than their crude oil and receivables in respect of crude oil. Under Mexican law, all domestic reserves of crude oil belong to Mexico and not to PEMEX, but the guarantor and the subsidiary guarantors have been established with the exclusive purpose of exploiting the Mexican petroleum and gas reserves, including the production of oil and gas, oil products and basic petrochemicals.

        In addition, the negative pledge does not restrict the issuer, the guarantor, the subsidiary guarantors or their respective subsidiaries from creating Security Interests to secure any of their obligations that are payable in pesos. Nor does it restrict any of them from creating Security Interests to secure any type of obligation (e.g., commercial bank borrowings) regardless of the currency, other than obligations similar to the new securities (e.g., issuances of debt securities).

Events of Default; Waiver and Notice

        If an Event of Default with respect to any series of securities occurs and is not remedied, then the trustee, if requested by the holders of at least 20% in principal amount of the outstanding securities of that series, will give notice to the issuer that the securities of that series are immediately due and payable at their principal amount, together with accrued interest. Each of the following is an Event of Default with respect to a series of securities:

  1.
  Non-Payment: any payment of principal of any of the securities of that series is not made when due and the default continues for seven days after the due date, or any payment of interest on the securities of that series is not made when due and the default continues for fourteen days after the due date;

  2.
  Breach of Other Obligations: the issuer or the guarantor fails to perform, observe or comply with any of its other obligations under the securities of that series, which cannot be remedied, or if it can be remedied, is not remedied within 30 days after the issuer, the guarantor and the subsidiary guarantors receive notice of the default from the trustee;

  3.
  Cross-Default: the issuer, the guarantor, the subsidiary guarantors or any of their respective Material Subsidiaries defaults in the payment of principal of or interest on any of their Public External Indebtedness or on any Public External Indebtedness guaranteed by them in an aggregate principal amount exceeding U.S. $40,000,000 or its equivalent in other currencies, and such default continues past any applicable grace period;

  4.
  Enforcement Proceedings: any execution or other legal process is enforced or levied on or against any substantial part of the property, assets or revenues of the issuer, the guarantor, the subsidiary guarantors or any of their respective Material Subsidiaries, and that execution or other process is not discharged or stayed within 60 days;

  5.
  Security Enforced: an encumbrancer takes possession of, or a receiver, manager or other similar officer is appointed for, all or any substantial part of the property, assets or revenues of the issuer, the guarantor, the subsidiary guarantors or any of their respective Material Subsidiaries;

  6.
  The issuer, the guarantor, the subsidiary guarantors or any of their respective Material Subsidiaries:

  •
  becomes insolvent;

  •
  is generally not able to pay its debts as they mature;

  •
  applies for, or consents to or permits the appointment of, an administrator, liquidator, receiver or similar officer of it or of all or any substantial part of its property, assets or revenues;

  •
  institutes any proceeding under any law for a readjustment or deferment of all or a part of its obligations for bankruptcy, reorganization, dissolution or liquidation;

    •
    enters into a general assignment, arrangement or composition with, or for the benefit of, its creditors; or

    •
    stops or threatens to cease carrying on its business or any substantial part of its business;
  7.
  Winding Up: an order is entered for, or the issuer, the guarantor, the subsidiary guarantors or any of their respective Material Subsidiaries passes an effective resolution for winding up, any such entity;

  8.
  Moratorium: a general moratorium is agreed or declared with respect to any of the External Indebtedness of the issuer, the guarantor, the subsidiary guarantors or any of their respective Material Subsidiaries;

  9.
  Authorizations and Consents: the issuer, the guarantor or any of the subsidiary guarantors does not take, fulfill or obtain, within 30 days of its being so required, any action, condition or thing (including obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) that is required in order:

  •
  to enable the issuer lawfully to enter into, exercise its rights and perform and comply with its obligations under the new securities and the indenture,

  •
  to enable the guarantor lawfully to enter into, exercise its rights and perform and comply with its obligations under the indenture or the subsidiary guaranty agreement with respect to the new securities and its guaranties of the new securities,

  •
  to enable any of the subsidiary guarantors lawfully to enter into, perform and comply with its obligations under the subsidiary guaranty agreement relating to the new securities, the related guaranties or the indenture, and

  •
  to ensure that the obligations of the issuer, the guarantor and the subsidiary guarantors under the new securities, the indenture and the guaranty agreement are legally binding and enforceable;

  10.
  Illegality: it is or becomes unlawful for:

  •
  the issuer to perform or comply with one or more of its obligations under the new securities or the indenture,

  •
  the guarantor to perform or comply with any of its obligations under the indenture or the subsidiary guaranty agreement relating to the new securities or the indenture; or

  •
  any of the subsidiary guarantors to perform or comply with any of its obligations under the subsidiary guaranty agreement relating to the new securities or the indenture;

  11.
  Control, dissolution, etc.: the guarantor ceases to be a decentralized public entity of the Mexican Government or the Mexican Government otherwise ceases to control the guarantor or any subsidiary guarantor; or the issuer, the guarantor or any of the subsidiary guarantors is dissolved, disestablished or suspends its operations, and that dissolution, disestablishment, or suspension is material in relation to the business of the issuer, the guarantor and the subsidiary guarantors taken as a whole; or the guarantor and the subsidiary guarantors cease to be the entities that have the exclusive right and authority to conduct on behalf of Mexico the activities of exploration, exploitation, refining, transportation, storage, distribution and first-hand sale of crude oil and exploration, exploitation, production and first-hand sale of natural gas, as well as the transportation and storage linked with that exploitation and production; or the issuer ceases to be controlled by the guarantor;

  12.
  Disposals:

  (A)
  the guarantor ceases to carry on all or a substantial part of its business, or sells, transfers or otherwise voluntarily or involuntarily disposes of all or substantially all of its assets, either by one transaction or a series of related or unrelated transactions, other than:

  •
  solely in connection with the implementation of the Organic Law of PEMEX, or

  •
  to a subsidiary guarantor;

  (B)
  any subsidiary guarantor ceases to carry on all or a substantial part of its business, or sells, transfers or otherwise voluntarily or involuntarily disposes of all or substantially all of its assets, either by one transaction or a series of related or unrelated transactions, and that cessation, sale, transfer or other disposal is material in relation to the business of the guarantor and the subsidiary guarantors taken as a whole;

  13.
  Analogous Events: any event occurs which under the laws of Mexico has an analogous effect to any of the events referred to in paragraphs (4) to (7) above; or

  14.
  Guaranties: the guaranty of the new securities by the guarantor or the subsidiary guaranty agreement is not in full force and effect or the guarantor or any of the subsidiary guarantors claims that it is not in full force and effect.

        If any Event of Default results in the acceleration of the maturity of the securities of any series, the holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul that acceleration at any time before the trustee obtains a judgment for the payment of the money due based on that acceleration. Prior to the rescission and annulment, however, all Events of Default, other than nonpayment of the principal of the securities of that series which became due only because of the declaration of acceleration, must have been cured or waived as provided for in the indenture.

        Under the indenture, the holders of the securities must agree to indemnify the trustee before the trustee is required to exercise any right or power under the indenture at the request of the holders. The trustee is entitled to this indemnification, provided that its actions are taken with the requisite standard of care during an Event of Default. The holders of a majority in principal amount of the securities of a series may direct the time, method and place of conducting any proceedings for remedies available to the trustee or exercising any trust or power given to the trustee. However, the trustee may refuse to follow any direction that conflicts with any law and the trustee may take other actions that are not inconsistent with the holders' direction.

        No holder of any security may institute any proceeding with respect to the indenture or any remedy under the indenture, unless:

  1.
  that holder has previously given written notice to the trustee of a continuing Event of Default;

  2.
  the holders of at least 20% in aggregate principal amount of the securities of that series have made a written request to the trustee to institute proceedings relating to the Event of Default;

  3.
  those holders have offered to the trustee reasonable indemnity against any costs, expenses or liabilities it might incur;

  4.
  the trustee has failed to institute the proceeding within 60 days after receiving the written notice; and

  5.
  during the 60-day period in which the trustee has failed to take action, the holders of a majority in principal amount of the securities of that series have not given any direction to the trustee which is inconsistent with the written request.

These limitations do not apply to a holder who institutes a suit for the enforcement of the payment of principal of or interest on a security on or after the due date for that payment.

        The holders of a majority in principal amount of the securities of any series may, on behalf of the holders of all securities, waive any past default and any Event of Default that arises, except a default in the payment of the principal of or interest on the securities that has not been cured, or a default in respect of a covenant or provision in the indenture that cannot be modified or amended without the consent of each affected holder of the securities.

        Petróleos Mexicanos is required to furnish annually to the trustee a statement regarding the performance of the issuer's and the guarantor's obligations under the indenture and any default in that performance.

Purchase of New Securities

        The issuer, the guarantor or any of the subsidiary guarantors may at any time purchase new securities at any price in the open market, in privately negotiated transactions or otherwise. The issuer, the guarantor or any subsidiary guarantor may hold, resell or surrender to the trustee for cancellation any new securities purchased by it.

Modification and Amendment

        The issuer and the trustee may modify, amend or supplement the terms of the securities of any series or the indenture in any way, and the holders of a majority in aggregate principal amount of the securities of any series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture or the securities allow a holder to make, take or give, when authorized:

  •
  at a meeting of holders that is properly called and held by the affirmative vote, in person or by proxy (authorized in writing), of the holders of a majority in aggregate principal amount of the outstanding securities of that series represented at the meeting; or

  •
  with the written consent of the holders of the majority (or of such other percentage as stated in the text of the securities with respect to the action being taken) in aggregate principal amount of the outstanding securities.

        However, without the consent of the holder of each affected security, no action may:

  1.
  change the due date for any payment of principal of or interest on that security;

  2.
  reduce the principal amount of that new security, the portion of the principal amount that is payable upon acceleration of the maturity of that security or the interest rate on the new security;

  3.
  change U.S. dollars as the currency in which, or change the required places at which, payment with respect to principal of or interest on that security is payable;

  4.
  permit the issuer to redeem that security prior to maturity, except as permitted under "—Tax Redemption" above;

  5.
  modify the guarantor's guaranty of the new securities or the subsidiary guaranty agreement in any manner adverse to the holder of any security;

  6.
  reduce the percentage of the principal amount of the securities, the vote or consent of the holders of which is necessary to modify, amend or supplement the indenture or the securities, or for waiver of compliance with certain provisions thereof or for waiver of certain defaults, except to increase any related percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected by such action; or

  7.
  change the obligation of the issuer, the guarantor or any subsidiary guarantor to pay additional amounts in respect of Mexican withholding taxes.

The issuer and the trustee may, without the vote or consent of any holder of the securities of a series, modify or amend the indenture or the securities of that series for the purpose of:

  1.
  adding to the covenants of indenture or the securities for the benefit of the holders of the securities;

  2.
  surrendering any right or power conferred upon the issuer or the guarantor;

  3.
  securing the securities as required in the securities or otherwise;

  4.
  curing any ambiguity or curing, correcting or supplementing any defective provision of the indenture or the securities;

  5.
  reflecting the succession of another corporation to Petróleos Mexicanos or the issuer and the successor corporation's assumption of the covenants and obligations of Petróleos Mexicanos or the issuer, as the case may be, under the new securities and the indenture;

  6.
  amending the indenture or the new securities in any manner which the issuer and the trustee may determine and that will not adversely affect the rights of any holder of new securities in any material respect; or

  7.
  modifying, eliminating or adding to the provisions of the indenture to the extent necessary to qualify the indenture under the Trust Indenture Act or under any similar U.S. federal statute enacted in the future or adding to the indenture any additional provisions that are expressly permitted by the Trust Indenture Act.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we will mail to the holders a notice briefly describing the amendment. However, the failure to give this notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee or stockholder of the issuer, the guarantor or any of the subsidiary guarantors, as such, will have any liability for any obligations of the issuer, the guarantor or any of the subsidiary guarantors under the new securities, the indenture, the guaranty agreement or the subsidiary guaranty agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting its new securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new securities. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law, Jurisdiction and Waiver of Immunity

        The new securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that authorization and execution of the new securities and the indenture by the guarantor will be governed by the laws of Mexico. The payment obligations of the guarantors under the guaranty agreement and the payment obligations of the subsidiary guarantors under the subsidiary guarantee agreement will be governed by and construed in accordance with the laws of the State of New York.

        The guarantor and the subsidiary guarantors have appointed the Consul General of Mexico in New York as their authorized agent for service of process in any action based on the new securities that a holder may institute in any state or federal court in the Borough of Manhattan, The City of New York. The issuer, the guarantors, each subsidiary guarantor and the trustee have submitted to the jurisdiction of these courts and have waived any objection which they may have to the venue of these courts. In addition, the guarantor and each of the subsidiary guarantors have waived any rights to which they may be entitled on account of place of residence or domicile.

        The guarantor and each of the subsidiary guarantors reserve the right to plead sovereign immunity under the Immunities Act in actions brought against them under U.S. federal securities laws or any state securities laws. The guarantor's and each of the subsidiary guarantors' appointment of the Consul General as their agent for service of process does not include service of process for these types of actions. Without the guarantor's and the each of the subsidiary guarantors' waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against any of them unless such a court determines that the guarantor or a subsidiary guarantor is not entitled to sovereign immunity under the Immunities Act. However, even if you obtain a U.S. judgment under the Immunities Act, you may not be able to enforce this judgment in Mexico. In addition, you may not be able to execute on the guarantor's or any of the subsidiary guarantors' property in the United States to enforce a judgment except under the limited circumstances specified in the Immunities Act.

        Mexican law, including Article 27 of the Political Constitution of the United Mexican States, Articles 6 and 13 (and other related articles) of the General Law on National Patrimony, Articles 1, 2, 3, 4 (and related articles) of the Regulatory Law, Articles 15, 16 and 19 of the Regulations to the Regulatory Law, Articles 1, 2, 3, 4 (and other related articles) of the Organic Law and Article 4 of the Federal Code of Civil Procedure of Mexico provide, among other things, that

  1.
  attachment prior to judgment, attachment in aid of execution and execution of a final judgment may not be ordered by Mexican courts against property of the guarantor or any subsidiary guarantor;

  2.
  all domestic petroleum and hydrocarbon resources (whether in solid, liquid, gas or intermediate form) are permanently and inalienably vested in Mexico (and, to that extent, subject to immunity);

  3.
  the rights to:

  •
  the exploration, exploitation, refining, transportation, storage, distribution and first-hand sale of crude oil;

  •
  the exploration, exploitation, production and first-hand sale of gas, as well as the transportation and storage inextricably linked with such exploitation and production; and

  •
  the production, storage, transportation, distribution and first-hand sale of the derivatives of petroleum (including petroleum products) and of gas used as basic industrial raw materials and that constitute basic petrochemicals (the "Petroleum Industry");

    are reserved exclusively to Mexico and, to that extent, the related assets are entitled to immunity; and

  4.
  the public entities created and appointed by the Federal Congress of Mexico to conduct, control, develop and operate the Petroleum Industry of Mexico are the guarantor and the subsidiary guarantors which are, therefore, entitled to immunity with respect to these exclusive rights and powers.

        As a result, regardless of the guarantor's and the subsidiary guarantors' waiver of immunity, a Mexican court may not enforce a judgment against the guarantor or any of the subsidiary guarantors by ordering the attachment of its assets in aid of execution.

Meetings

        The indenture has provisions for calling a meeting of the holders of the securities. Under the indenture, the trustee may call a meeting at any time. The issuer or the guarantor also may request a meeting by sending a written request to the trustee detailing the proposed action to be taken at the meeting. In addition, the holders of at least 10% of the principal amount of the outstanding securities of a series may call for a meeting in accordance with the procedures described in the indenture while an Event of Default is continuing.

        At any meeting, a quorum exists if the holders of the aggregate principal amount of a series of securities the vote of which is required to take action on the business for which the meeting was called are present.

        Any holders' meeting that has properly been called and that has a quorum can be adjourned from time to time by those who are entitled to vote a majority in principal amount of the securities of the series that are represented at the meeting. The adjourned meeting may be held without further notice.

        Any resolution passed, or decision made, at a holders' meeting that has been properly held in accordance with the indenture is binding on all holders of the securities.

Notices

        All notices will be given to the holders of the new securities by mail to their addresses as they are listed in the trustee's register. In addition, for so long as the new securities are listed on the Luxembourg Stock Exchange and the rules of the exchange require, all notices will be published in a daily newspaper of general circulation in Luxembourg (expected to be the Luxemburger Wort). If publication is not practicable, notice will be considered to be validly given if made in accordance with the rules of the Luxembourg Stock Exchange.

Certain Definitions

        "Advance Payment Arrangement" means any transaction in which the issuer, the guarantor, the subsidiary guarantors or any of their subsidiaries receives a payment of the purchase price of crude oil or gas or Petroleum Products that is not yet earned by performance.

        "External Indebtedness" means Indebtedness which is payable, or at the option of its holder may be paid, (1) in a currency or by reference to a currency other than the currency of Mexico, (2) to a person resident or having its head office or its principal place of business outside Mexico and (3) outside the territory of Mexico.

        "Forward Sale" means any transaction that involves the transfer, sale, assignment or other disposition by the issuer, the guarantor, the subsidiary guarantors or any of their subsidiaries of any right to payment under a contract for the sale of crude oil or gas that is not yet earned by performance, or any interest in such a contract, whether in the form of an account receivable, negotiable instrument or otherwise.

        "Government Forward Sale" means a Forward Sale to:

  •
  Mexico or Banco de México,

  •
  the Bank for International Settlements, or

  •
  any other multilateral monetary authority or central bank or treasury of a sovereign state.

        "Guarantee" means any obligation of a person to pay the Indebtedness of another person, including, without limitation:

  1.
  an obligation to pay or purchase that Indebtedness;

  2.
  an obligation to lend money or to purchase or subscribe for shares or other securities, or to purchase assets or services in order to provide money to pay the Indebtedness; or

  3.
  any other agreement to be responsible for the Indebtedness.

        "Indebtedness" means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing).

        "Material Subsidiaries" means, at any time, (1) each of the subsidiary guarantors and (2) any subsidiary of the guarantor or any of the subsidiary guarantors having, as of the end of the most recent fiscal quarter of the guarantor, total assets greater than 12% of the total assets of the guarantor, the subsidiary guarantors and their respective Subsidiaries on a consolidated basis. As of the date of this prospectus, there were no Material Subsidiaries other than the issuer and the subsidiary guarantors.

        "Oil Receivables" means amounts payable to the issuer, the guarantor, the subsidiary guarantors or any of their respective subsidiaries for the sale, lease or other provision of crude oil or gas, whether or not they are already earned by performance.

        "Person" means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state, or other entity, whether or not having a separate legal personality.

        "Petroleum Products" means the derivatives and by-products of crude oil and gas (including basic petrochemicals).

        "Public External Indebtedness" means any External Indebtedness which is in the form of, or represented by, notes, bonds or other securities which are at that time being quoted, listed or traded on any stock exchange.

        "Receivables Financings" means any transaction resulting in the creation of a Security Interest on Oil Receivables to secure new External Indebtedness incurred by, or the proceeds of which are paid to or for the benefit of, the issuer, the guarantor, the subsidiary guarantor or any of their respective Subsidiaries.

        "Security Interest" means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance, including without limitation any equivalent thereof created or arising under the laws of Mexico.

        "Subsidiary" means, in relation to any person, any other person which is controlled directly or indirectly, or which has more than 50% of its issued capital stock (or equivalent) held or beneficially owned by, the first person or any one or more of the first person's subsidiaries. In this case, "control" means the power to appoint the majority of the members of the governing body or management of, or otherwise to control the affairs and policies of, that person.

BOOK ENTRY; DELIVERY AND FORM

Form

        One or more permanent global notes or global bonds, in fully registered form, without coupons, will represent the new securities. We refer to the global notes representing the 8.50% new notes, the global notes representing the 7.375% new notes and the global bonds representing the 8.625% new bonds collectively as the "global securities." We will deposit each global security with the trustee at its corporate trust office as custodian for DTC. We will register each global security in the name of Cede & Co., as nominee of DTC, for credit to the respective accounts at DTC, Euroclear and Clearstream, Luxembourg of the holders of old securities participating in the exchange offers or to whichever accounts they direct.

        Except in the limited circumstances described below under "—Certificated Securities," owners of beneficial interests in a global security will not receive physical delivery of new securities in registered, certificated form. We will not issue the new securities in bearer form.

        When we refer to a new security in this prospectus, we mean any certificated security and any global security. Under the indenture, only persons who are registered on the books of the trustee as the owners of a new security are considered the holders of the new security. Cede & Co., or its successor, as nominee of DTC, is considered the only holder of a new security represented by a global security. The issuer, the guarantor, the subsidiary guarantors and the trustee and any of our respective agents may treat the registered holder of a new security as the absolute owner, for all purposes, of that new security whether or not it is overdue.

Global Securities

        The statements below include summaries of certain rules and operating procedures of DTC, Euroclear and Clearstream, Luxembourg that affect transfers of interests in the global securities.

        Except as set forth below, a global security may be transferred, in whole or part, only to DTC, another nominee of DTC or a successor of DTC or that nominee.

        Financial institutions will act on behalf of beneficial owners as direct and indirect participants in DTC. Beneficial interests in a global security will be represented, and transfers of those beneficial interests will be effected, through the accounts of those financial institutions. The interests in the global security may be held and traded in denominations of U.S. $1,000 and integral multiples thereof (in the case of the 8.50% new notes) and in denominations of U.S. $10,000 and integral multiples of U.S. $1,000 in excess of that amount (in the case of the 7.375% new notes and the 8.625% new bonds). If investors participate in the DTC, Euroclear or Clearstream, Luxembourg systems, they may hold interests directly in DTC, Euroclear or Clearstream, Luxembourg. If they do not participate in any of those systems, they may indirectly hold interests through an organization that does participate.

        At their respective depositaries, both Euroclear and Clearstream, Luxembourg have customers' securities accounts in their names through which they hold securities on behalf of their participants. In turn, their respective depositaries have, in their names, customers' securities accounts at DTC through which they hold Euroclear's and Clearstream, Luxembourg's respective securities.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under New York State laws;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered as required by Section 17A of the Exchange Act.

        DTC's participants include:

  •
  securities brokers and dealers;

  •
  banks (including the trustee);

  •
  trust companies;

  •
  clearing corporations; and

  •
  certain other organizations.

        Some of DTC's participants or their representatives own DTC. These participants created DTC to hold their securities and to use electronic book-entry changes to facilitate clearing and settling securities transactions in the participants' accounts so as to eliminate the need for the physical movement of certificates.

        Access to DTC's book-entry system is also available to others that clear through or maintain a direct or indirect custodial relationship with a participant. Persons who are not participants may beneficially own securities held by DTC only through participants.

        When we issue the global securities, DTC will use its book-entry registration and transfer system to credit the respective principal amounts of the new securities represented by the global securities to the accounts of the participants designated by the holders of the old securities participating in the exchange offers.

        Any person owning a beneficial interest in any of the global securities must rely on the procedures of DTC and, to the extent relevant, Euroclear or Clearstream, Luxembourg. If that person is not a participant, that person must rely on the procedures of the participant through which that person owns its interest to exercise any rights of a holder. Owners of beneficial interests in the global securities, however, will not:

  •
  be entitled to have new securities that represent those global notes registered in their names, receive or be entitled to receive physical delivery of the new securities in certificate form; or

  •
  be considered the holders under the indenture or the new securities.

        We understand that it is existing industry practice that if an owner of a beneficial interest in a global security wants to take any action that Cede & Co., as the holder of the global security, is entitled to take, Cede & Co. would authorize the participants to take the desired action, and the participants would authorize the beneficial owners to take the desired action or would otherwise act upon the instructions of the beneficial owners who own through them.

        DTC may grant proxies or otherwise authorize DTC participants (or persons holding beneficial interests in the new securities through DTC participants) to exercise any rights of a holder or to take any other actions which a holder is entitled to take under the indenture or the new securities. Under its usual procedures, DTC would mail an omnibus proxy to us assigning Cede & Co.'s consenting or voting rights to the DTC participants to whose accounts the new securities are credited.

        Euroclear or Clearstream, Luxembourg will take any action a holder may take under the indenture or the new securities on behalf of its participants, but only in accordance with their relevant rules and procedures, and subject to their depositaries' ability to effect any actions on their behalf through DTC.

        We will allow owners of beneficial interests in the global securities to attend holders' meetings and to exercise their voting rights in respect of the principal amount of new securities that they beneficially own, if they:

  1.
  obtain a certificate from DTC, a DTC participant, a Euroclear participant or a Clearstream, Luxembourg participant stating the principal amount of new securities beneficially owned by such person; and

  2.
  deposit that certificate with us at least three business days before the date on which the relevant meeting of holders is to be held.

Certificated Securities

        If DTC or any successor depositary is at any time unwilling or unable to continue as a depositary for a global security, or if it ceases to be a "clearing agency" registered under the Securities Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice from the depositary to that effect, then we will issue or cause to be issued, authenticate and deliver certificated securities, in registered form, in exchange for the global securities. In addition, we may determine that any global security will be exchanged for certificated securities. In that case, we will mail the certificated securities to the addresses that are specified by the registered holder of the global securities. If the registered holder so specifies, the certificated securities may be available for pick-up at the office of the trustee or any transfer agent (including the Luxembourg transfer agent), in each case not later than 30 days following the date of surrender of the relevant global security, endorsed by the registered holder, to the Trustee or any transfer agent.

        A holder of certificated securities may transfer those certificated securities or exchange them for certificated securities of any other authorized denomination by returning them to the office or agency that we maintain for that purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the trustee, or at the office of any transfer agent. No service charge will be imposed for any registration of transfer of new securities, but we may require the holder of a new security to pay a fee to cover any related tax or other governmental charge.

        Neither the registrar nor any transfer agent will be required to register the transfer or exchange of any certificated securities for a period of 15 days before any interest payment date, or to register the transfer or exchange of any certificated securities that have been called for redemption.

        If any certificated security is mutilated, defaced, destroyed, lost or stolen, we will execute and we will request that the trustee authenticate and deliver a new certificated security. The new certificated security will be of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on the original certificated security, in exchange and substitution for the original certificated security (upon its surrender and cancellation) or in lieu of and substitution for the certificated security. If a certificated security is destroyed, lost or stolen, the applicant for a substitute certificated security must furnish us and the trustee with whatever security or indemnity we may require to hold each of us harmless. In every case of destruction, loss or theft of a certificated security, the applicant must also furnish us with satisfactory evidence of the destruction, loss or theft of the certificated security and its ownership. Whenever we issue a substitute certificated security, we may require the registered holder to pay a sum sufficient to cover related fees and expenses.

TAXATION

        The following is a summary of the principal Mexican and U.S. federal income tax considerations that may be relevant to the exchange of old securities and ownership and disposition of the new securities. This summary is based on the U.S. federal and Mexican tax laws in effect on the date of this prospectus. These laws are subject to change. Any change could apply retroactively and could affect the continued validity of the summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Mexico and the United States.

        This summary does not describe all of the tax considerations that may be relevant to your situation, particularly if you are subject to special tax rules. Each holder or beneficial owner of old securities considering an exchange of old securities for new securities should consult its own tax advisor as to the Mexican, United States or other tax consequences of the ownership and disposition of new securities and the exchange of old securities for new securities, including the effect of any foreign, state or local tax laws.

        The United States and Mexico entered into a Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, and a Protocol thereto, both signed on September 18, 1992 and amended by additional Protocols signed on September 8, 1994 and November 26, 2002 (which we refer to as the tax treaty). This summary describes the provisions of the tax treaty that may affect the taxation of certain U.S. holders of new securities. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

        Mexico has also entered into, or is negotiating, tax treaties with various other countries that may have effects on holders of new securities. This summary does not discuss the consequences of such treaties.

Mexican Taxation

        This summary of certain Mexican federal tax considerations refers only to potential holders of the new securities who are not residents of Mexico for Mexican tax purposes and who do not conduct a trade or business in Mexico through a permanent establishment. We refer to such non-resident holders as foreign holders.

        For purposes of Mexican taxation, an individual is a resident of Mexico if he or she has established his or her place of residence (home) in Mexico, unless he or she has a place of residence (home) in another country as well, in which case the individual will be considered a resident of Mexico for tax purposes if his or her center of vital interest is in Mexico. An individual would be deemed to have his or her center of vital interest in Mexico if, among other things:

  •
  more than 50% of his or her total income for the year derives from Mexican sources,

OR

  •
  his or her principal center of professional activities is located in Mexico.

        A legal entity is a resident of Mexico if:

  •
  it has been incorporated under the laws of Mexico,

  •
  maintains its principal place of business in Mexico, or

  •
  it has established its effective management in Mexico.

        If a person has a permanent establishment in Mexico, such person shall be required to pay taxes in Mexico on income attributable to such permanent establishment in accordance with Mexican federal tax law.

        Taxation of Interest and Principal.    Under existing Mexican laws and regulations, a foreign holder will not be subject to any taxes or duties imposed or levied by or on behalf of Mexico in respect of payments of principal of the new securities made by the issuer, the guarantor and the subsidiary guarantors.

        Pursuant to the Mexican income tax law and to rules issued by the Ministry of Finance and Public Credit applicable to PEMEX, interest payments made by the issuer, the guarantor or the subsidiary guarantors in respect of the new securities to a foreign holder, regardless of the place of residence of, or tax regime applicable to the foreign holder, will be subject to a 4.9% Mexican withholding tax if:

  1.
  the new securities are placed through a bank or broker dealer outside of Mexico in a country with which Mexico has entered into a valid tax treaty to avoid double taxation;

  2.
  the new securities are registered with the Special Section of the Registry maintained by the Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission) and evidence of such registration is filed with the Ministry of Finance and Public Credit;

  3.
  we timely file with the Ministry of Finance and Public Credit (a) certain information related to the issuance of the new securities; (b) information representing that no party related to us, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each such interest payment; and

  4.
  we maintain records that evidence compliance with 3(b) above.

        Under the tax treaty, the Mexican withholding tax rate is 4.9% for certain holders that are residents of the United States (within the meaning of the tax treaty) under certain circumstances contemplated therein.

        Payments of interest that the issuer, the guarantor or the subsidiary guarantors make in respect of the new securities to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, if such a fund:

  1.
  is duly established pursuant to the laws of its country of origin;

  2.
  is the effective beneficiary of the interest paid;

  3.
  is exempt from income tax in respect of such payments in its country of origin; and

  4.
  is registered with the Ministry of Finance and Public Credit for that purpose.

        Additional Amounts.    The issuer, the guarantor and the subsidiary guarantors have agreed, subject to specified exceptions and limitations, to pay additional amounts, which are specified and defined in the indenture, to the holders of the new securities to cover Mexican withholding taxes. If the issuer, the guarantor and the subsidiary guarantors pay these additional amounts to cover Mexican withholding taxes, you will give us any refunds that you receive of such paid additional amounts.

        We may ask you and other holders or beneficial owners of the new securities to provide certain information or documentation necessary to enable us to determine the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that you do not provide the requested information or documentation on a timely basis, our obligation to pay additional amounts may be limited.

        Taxation of Dispositions.    Capital gains resulting from the sale or other disposition of the new securities (including an exchange of old securities for new securities pursuant to the exchange offers), by a foreign holder will not be subject to Mexican income or other taxes.

        Transfer and Other Taxes. A foreign holder does not need to pay any Mexican stamp, registration, or similar taxes in connection with the purchase, ownership or disposition of the new securities. A foreign holder of the new securities will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the new securities.

United States Federal Income Taxation

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to investors considering the exchange offers. Except for the discussion under "—Non-United States Persons" and "—Information Reporting and Backup Withholding," the discussion generally applies only to holders of new securities that are U.S. holders. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the new securities. This summary applies to you only if you own your new securities as capital assets. It does not address considerations that may be relevant to you if you are an investor to which special tax rules apply, such as a bank, tax-exempt entity, insurance company, dealer in securities or currencies, trader in securities that elects mark-to-market treatment, person that will hold new securities as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or a person whose "functional currency" is not the U.S. dollar.

        Exchange of Old Securities and New Securities.    You will not realize any gain or loss upon the exchange of your old securities for new securities. Your tax basis and holding period in the new securities will be the same as your tax basis and holding period in the old securities.

        Taxation of Interest and Additional Amounts.    The gross amount of interest and additional amounts (that is, without reduction for Mexican withholding taxes, determined utilizing the appropriate Mexican withholding tax rate applicable to you) you receive will be treated as ordinary interest income in respect of the new securities. Mexican withholding taxes paid at the appropriate rate applicable to you will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability, subject to generally applicable limitations and conditions, or, at your election, for deduction in computing your taxable income. Interest and additional amounts will constitute income from sources without the United States for U.S. foreign tax credit purposes. Furthermore, interest and additional amounts generally will constitute "passive income" or, in the case of certain U.S. holders, "financial services income" for U.S. foreign tax credit purposes unless the Mexican withholding tax applicable to you is imposed at a rate of 5% or more, in which case the income will generally constitute "high withholding tax interest."

        The calculation of foreign tax credits and, in case you elect to deduct foreign taxes, the availability of deductions, involves the application of rules that depend on your particular circumstances. You should consult your own tax advisor regarding the availability of foreign tax credits and the treatment of additional amounts.

        Taxation of Dispositions.    Upon the sale, exchange or retirement of a new security, you will generally recognize gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and your tax basis in the new security. Gain or loss recognized on the sale, redemption or other disposition of a new security generally will be long-term capital gain or loss if, at the time of the disposition, the new security has been held for more than one year. Long term capital gains recognized by an individual holder generally are taxed at preferential rates of tax.

        Non-United States Persons.    The following summary applies to you if you are not a United States person for U.S. federal income tax purposes. You are a United States person, and therefore this summary does not apply to you, if you are:

  •
  a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

  •
  a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions.

        If you are not a United States person, the interest income that you derive in respect of the new securities generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certification requirements, which are described below under the heading "—Information Reporting and Backup Withholding," to establish that you are not a United States person.

        Even if you are not a United States person, U.S. federal income taxation may still apply to any interest income you derive in respect of the new securities if:

  •
  you are an insurance company carrying on a U.S. insurance business, within the meaning of the Internal Revenue Code, or

  •
  you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (1) a banking, financing or similar business in the United States or (2) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

        If you are not a United States person, any gain you realize on a sale or exchange of new securities generally will be exempt from U.S. federal income tax, including withholding tax, unless:

  •
  your gain is effectively connected with your conduct of a trade or business in the United States or

  •
  you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.

        U.S. federal estate tax will not apply to a new security held by an individual holder who at the time of death is a non-resident alien.

        Information Reporting and Backup Withholding.    The paying agent must file information returns with the U.S. Internal Revenue Service in connection with new security payments made to certain United States persons. If you are a United States person, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the new securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION

        Each broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of new securities that it receives for its own account in exchange for old securities pursuant to the exchange offers if such broker-dealer acquired such old securities as a result of market-making activities or other trading activities. A broker-dealer may use this prospectus, as amended or supplemented, in connection with resales of new securities that it receives in exchange for old securities if such broker-dealer acquired such old securities as a result of market-making activities or other trading activities. For a period of 15 days following the expiration date, we will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

        None of the issuer, the guarantor or any of the subsidiary guarantors will receive any proceeds from any sale of new securities by broker-dealers. New securities that broker-dealers receive for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale. These transactions may be at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such new securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new securities and any commission or concessions that any such persons receive may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 15 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in its letter of transmittal. We have agreed to pay all expenses incidental to the exchange offers, but we will not pay any broker-dealer commissions or concessions.

        By accepting the exchange offers, each broker-dealer that receives new securities in the exchange offers agrees that it will stop using the prospectus if it receives notice from us of any event which makes any statement in this prospectus false in any material respect or which requires any changes in this prospectus in order to make the statements true.

        We are delivering copies of this prospectus and the letter of transmittal in electronic form through the facilities of DTC. You may obtain paper copies of the prospectus and the letter of transmittal by contacting the exchange agent or the Luxembourg listing agent at their respective addresses specified on the inside back cover of this prospectus. By submitting a letter of transmittal and participating in the exchange offers, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.

        We have applied to have the new securities listed on the Luxembourg Stock Exchange, but we cannot assure you that an active market for the new securities exists or will continue to exist at any time, and we cannot assure you as to the liquidity of such a market.

        We have registered the new securities with the Special Section of the National Registry of Securities of Mexico, which is maintained by the National Banking and Securities Commission of Mexico. This registration does not imply that the new securities are investment quality, that the guarantor or the subsidiary guarantors will be solvent or that the information in this prospectus is accurate or complete.

        The new securities may not be publicly offered or sold in Mexico.

VALIDITY OF SECURITIES

        Cleary, Gottlieb, Steen & Hamilton, our United States counsel, will pass upon the validity under New York law of the new securities and the guaranties for the guarantor and the subsidiary guarantors. The Deputy General Counsel and Head of the Legal Department of the guarantor, will pass upon certain legal matters governed by Mexican law for guarantor and the subsidiary guarantors. Certain legal matters governed by Delaware law will be passed upon by Richards, Layton & Finger, P.A. Delaware counsel to the Pemex Project Funding Master Trust.

PUBLIC OFFICIAL DOCUMENTS AND STATEMENTS

        The information that appears under the headings "Exchange Rates" and "United Mexican States" in the Form 20-F has been extracted or derived from publications of, or sourced from, Mexico or one of its agencies or instrumentalities. We have included other information that we have extracted, derived or sourced from official publications of PEMEX, which is a Mexican governmental agency. We have included this information on the authority of such publication or source as a public official document of Mexico. We have included all other information herein as a public official statement made on the authority of the Director General of Petróleos Mexicanos, Raúl Muñoz Leos.

EXPERTS

        The consolidated financial statements of PEMEX as of December 31, 2003, 2002 and 2001 and for the years then ended incorporated by reference in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers, S.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ABOUT THIS PROSPECTUS

        You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

        We are furnishing this prospectus solely for use by prospective investors in connection with their consideration of participating in the exchange offers and for Luxembourg listing purposes. We confirm that:

  •
  the information contained in this prospectus is true and correct in all material respects and is not misleading;

  •
  we have not omitted other material facts, the omission of which would make this prospectus as a whole misleading; and

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  we accept responsibility for the information we have provided in this prospectus.

GENERAL INFORMATION

        1.     The new securities have been accepted for clearance through Clearstream, Luxembourg and Euroclear. The securities codes for the new securities are:

Series	CUSIP	ISIN	Common Code
8.50% new notes	706451AA9	US706451AA95	013438234
7.375% new notes	706451AH4	US706451AH49	016323322
8.625% new bonds	706451AG6	US706451AG65	015327561

        2.     In connection with the application to list the new securities on the Luxembourg Stock Exchange, we will deposit, through our agent, a legal notice relating to the issue of the new securities and copies of the trust agreement establishing the issuer with the Registre de Commerce et des Sociétés à Luxembourg (the Trade and Companies Register in Luxembourg), where you may examine or obtain copies of such documents.

        3.     We have obtained the authorization of the Ministry of Finance and Public Credit and all necessary consents, approvals and authorizations in Mexico in connection with the issue of, and performance of our rights and obligations under, the new securities, including the registration of the indenture, the subsidiary guaranty agreement and the forms of securities attached to the indenture. The board of directors of Petróleos Mexicanos approved resolutions on April 7, 2000, June 20, 2001, April 24, 2002, January 9, 2003 and February 11, 2004, authorizing the issuance of the securities. On June 19, 1996 and June 25, 1996, the board of directors of each of Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Exploration and Production authorized the signing of the subsidiary guaranty agreement.

        4.     Except as disclosed in this document, there has been no material adverse change in the financial position of the issuer, the guarantor or the subsidiary guarantors since the date of the latest financial statements included in this prospectus.

        5.     Except as disclosed under "Legal Proceedings" in "Item 8—Financial Information—Legal Proceedings" in the Form 20-F or under "Recent Developments—Legal Proceedings" in this prospectus, none of the issuer, the guarantor or any of the subsidiary guarantors are involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the new securities. None of the issuer, the guarantor or any of the subsidiary guarantors are aware of any such pending or threatened litigation or arbitration.

        6.     You may obtain the following documents during usual business hours on any day (except Saturday and Sunday and legal holidays) at the specified offices of Deutsche Bank Trust Company Americas and the paying agent and transfer agent in Luxembourg, so long as any of the new securities are outstanding:

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  copies of the latest annual report and consolidated accounts of PEMEX;

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  copies of the trust agreement establishing the issuer and the Organic Law constituting Petróleos Mexicanos and the subsidiary guarantors; and

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  copies of the indenture, including the form of the new securities and the guaranty agreement, and the subsidiary guaranty agreement.

        Neither the issuer nor the subsidiary guarantors publish their own financial statements and will not publish interim or annual financial statements. The guarantor publishes interim consolidated financial statements in Spanish on a regular basis, and summaries of these interim consolidated financial statements in English are available, free of charge, at the office of the paying and transfer agent in Luxembourg. Neither the issuer nor the subsidiary guarantors publishes interim consolidated financial statements on a regular basis.

        7.     The principal offices of PricewaterhouseCoopers, S.C., independent registered public accounting firm and auditors of PEMEX for the fiscal years ended December 31, 2003, 2002 and 2001, are located at Mariano Escobedo No. 573, Colonia Rincón del Bosque, Mexico D.F. 11580, telephone: (52-55) 5263-6000.

        8.     The Mexican Government is not legally liable for, and is not a guarantor of, the new securities.

        9.     Under Mexican law, all domestic hydrocarbon reserves are permanently and inalienably vested in Mexico and Mexico can exploit such hydrocarbon reserves only through Petróleos Mexicanos and the guarantors.

        10.   Article 27 of the Constitution, Articles 1, 2, 3 and 4 (and related Articles) of the Regulatory Law, Articles 15, 16 and 19 of the Regulations to the Regulatory Law, Articles 6 and 13 (and other related Articles) of the General Law on National Patrimony, Articles 1, 2, 3 and 4 (and other related Articles) of the Organic Law and Article 4 of the Federal Code of Civil Procedure of Mexico, set forth, inter alia, that:

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  attachment prior to judgment, attachment in aid of execution and execution of a final judgment may not be ordered by Mexican courts against property of the guarantor and the subsidiary entities;

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  all domestic petroleum and hydrocarbon resources (whether in solid, liquid, gas or intermediate form) are permanently and inalienably vested in Mexico and, to that extent, are subject to immunity;

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  (1) the exploration, exploitation, refining, transportation, storage, distribution and first-hand sale of crude oil, (2) the exploration, exploitation, production and first-hand sale of natural gas, as well as the transportation and storage inextricably linked with such exploitation and production, and (3) the production, transportation, storage, distribution and first-hand sale of the derivatives of petroleum (including petroleum products) and of gas used as basic industrial raw materials and that constitute Basic Petrochemicals (the "Petroleum Industry"), are reserved exclusively to Mexico (and, to that extent, assets related thereto are entitled to immunity); and

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  Petróleos Mexicanos and the subsidiary guarantors are the public entities created and appointed by the Federal Congress of Mexico to conduct, control, develop and operate the Petroleum Industry of Mexico and are, therefore, entitled to immunity in respect of such exclusive rights and powers.

Except for the rights of immunity granted to Petróleos Mexicanos and to the subsidiary guarantors by the provisions above, neither Petróleos Mexicanos nor the subsidiary guarantors nor their respective properties or assets has any immunity in Mexico from jurisdiction of any court or from set-off or any legal process whether such jurisdiction is through process, notice or otherwise.

        11.   In the event that you bring proceedings in Mexico seeking performance of Petróleos Mexicanos' or the subsidiary guarantors' obligations in Mexico, pursuant to the Mexican Monetary Law, Petróleos Mexicanos or any of the subsidiary guarantors may discharge its obligations by paying any sum due in currency other than Mexican pesos, in Mexican pesos at the rate of exchange prevailing in Mexico on the date when payment is made. Banco de México currently determines such rate every business day in Mexico and publishes it in the Official Gazette of the Federation on the following business day.

OFFICE OF THE MANAGING TRUSTEE OF THE ISSUER	OFFICE OF THE DELAWARE TRUSTEE OF THE ISSUER
The Bank of New York Corporate Trust Global Structured Finance Unit 101 Barclay Street, 21 West New York, NY 10286	The Bank of New York (Delaware) White Clay Center Newark, DE 19711
HEAD OFFICE OF PETRÓLEOS MEXICANOS AND EACH OF THE SUBSIDIARY GUARANTORS Avenida Marina Nacional No. 329 Colonia Huasteca México, D.F. 11311	AUDITORS OF PETRÓLEOS MEXICANOS PricewaterhouseCoopers, S.C. Independent Registered Public Accounting Firm Mariano Escobedo No. 573 Colonia Rincón del Bosque México, D.F. 11580
TRUSTEE, PRINCIPAL PAYING AND TRANSFER AGENT	EXCHANGE AGENT
Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street—27th Floor New York, NY 10005	Deutsche Bank Trust Company Americas c/o DB Services Tennessee, Inc. Trust & Securities Services Reorganization Unit 648 Grassmere Park Road Nashville, Tennessee 37211
LUXEMBOURG LISTING AGENT	PAYING AND TRANSFER AGENT AND LUXEMBOURG EXCHANGE AGENT
Kredietbank S.A., Luxembourgeoise 43 Boulevard Royal L-2955 Luxembourg	Deutsche Bank Luxembourg S.A. 2 Boulevard Konrad Adenauer L-1115 Luxembourg
LEGAL ADVISORS
To the Issuer, the Guarantor and the Subsidiary Guarantors as to U.S. law: Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, NY 10006	To the Issuer as to Delaware law: Richards, Layton & Finger, P.A. One Rodney Square P.O. Box 551 Wilmington, DE 19899

To the Guarantor and the
Subsidiary Guarantors as to
Mexican law:
 General Counsel and Head of the Legal Department
Petróleos Mexicanos
Avenida Marina Nacional No. 329
Colonia Huasteca
México, D.F. 11311

QuickLinks

Pemex Project Funding Master Trust Exchange Offers
TABLE OF CONTENTS
AVAILABLE INFORMATION
ELECTRONIC DELIVERY OF DOCUMENTS
CURRENCY OF PRESENTATION
PRESENTATION OF FINANCIAL INFORMATION
PROSPECTUS SUMMARY
Use of Proceeds
Principal Executive Offices
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELECTED FINANCIAL DATA
Selected Financial Data of PEMEX
Selected Financial Data of PEMEX (continued)
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION OF PEMEX
RECENT DEVELOPMENTS
PEMEX PROJECT FUNDING MASTER TRUST
Pemex Project Funding Master Trust Indebtedness Amortization Schedule
THE EXCHANGE OFFERS
DESCRIPTION OF THE NEW SECURITIES
BOOK ENTRY; DELIVERY AND FORM
TAXATION
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
PUBLIC OFFICIAL DOCUMENTS AND STATEMENTS
EXPERTS
ABOUT THIS PROSPECTUS
GENERAL INFORMATION